                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295
                          ----------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 43

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.

                               -------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                        ---------------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                  July 11, 2003

                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

-----------------------------
CUSIP NO. 38141G 10 4                         13D

-----------------------------

--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    As to a group consisting solely of Covered Persons(1)              (a)   [x]
    As to a group consisting of persons other than Covered Persons     (b)   [x]
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each person listed on
    Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                                    7.  SOLE VOTING POWER (See Item 6)
       NUMBER OF                        As to Covered Shares, 0
        SHARES                          As to Uncovered Shares, as stated in
     BENEFICIALLY                       Appendix A
       OWNED BY                     --------------------------------------------
      REPORTING                     8.  SHARED VOTING POWER (See Item 6)
       PERSON                           (Applies to each person listed on
        WITH                            Appendix A.)
                                        170,723,345 Covered Shares held by
                                        Covered Persons
                                        19,027 Uncovered Shares held by
                                        Covered Persons(3)
                                        1,751,976 other Uncovered Shares held by
                                        Covered Persons(4)
                                    --------------------------------------------
                                    9.  SOLE DISPOSITIVE POWER (See Item 6)
                                        As to Covered Shares, less than 1%
                                        As to Uncovered Shares, as stated in
                                        Appendix A
                                    --------------------------------------------
                                    10.  SHARED DISPOSITIVE POWER (See Item 6):
                                         As to Covered Shares, 0
                                         As to Uncovered Shares, as stated in
                                         Appendix A
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           172,494,348
     PERSON
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES               [ ]
     CERTAIN SHARES
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                 35.26%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

-------------------------------------
(1)        For a definition of this term, please see Item 2.

(2)        For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 84 private charitable foundations established by 84 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                            ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6             SOLE         SHARED         SOLE          SHARED
                                       CITIZENSHIP          VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                      (UNITED STATES       POWER OF      POWER OF       POWER OF       POWER OF
          ITEM 1                      UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------            ----------------    -----------    ---------    -----------    -----------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Daniel A. Abut                           Argentina            0             0             0               0
Hilary E. Ackermann                                           0             0             0               0
Jeffrey D. Adams                                              0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Ben I. Adler                                                  0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Syed H. Ahmad                            Pakistan             0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Yusuf A. Aliredha                         Bahrain             0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Ignacio Alvarez-Rendueles                  Spain              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Elizabeth D. Anderson                                         0             0             0               0
Jason R. Anderson                                             0             0             0               0
John G. Andrews                           USA/UK              0             0             0               0
Francois Andriot                          France              0             0             0               0
Douglas M. Angstrom                                           0             0             0               0
Arnaud M. Apffel                          France              0             0             0               0
Lori B. Appelbaum                                             0             0             0               0
William W. Archer                                             0             0             0               0
Jesus A. Arias                             Spain              0             0             0               0
Philip S. Armstrong                         UK                0             0             0               0
John A. Ashdown                             UK                0             0             0               0
Akio Asuke                                 Japan              0             0             0               0
David M. Atkinson                           UK                0             0             0               0
Neil Z. Auerbach                                              0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
William A. Badia                                              0             0             0               0
Charles Baillie                                               0             0             0               0
Bernardo Bailo                             Italy              0             0             0               0
Andrew G. Baird                             UK                0             0             0               0
Mona H. Baird                                                 0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Mark E. Bamford                                               0             0             0               0
William J. Bannon                                             0             0             0               0
John S. Barakat                                               0             0             0               0
Scott B. Barringer                                            0             0             0               0
Steven M. Barry                                               0             0             0               0
Christopher M. Barter                                         0             0             0               0
Stacy Bash-Polley                                             0             0             0               0
Christopher A. Bates                                          0             0             0               0
David Baum                                                    0             0             0               0

                                                            ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6             SOLE         SHARED         SOLE          SHARED
                                       CITIZENSHIP          VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                      (UNITED STATES       POWER OF      POWER OF       POWER OF       POWER OF
          ITEM 1                      UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------            ----------------    -----------    ---------    -----------    -----------
Andrew T. Bednar                                              0             0             0               0
Frank A. Bednarz                                              0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Douglas S. Bell                             UK                0             0             0               0
Janet L. Bell                                                 0             0             0               0
Ron E. Beller                                                 0             0             0               0
Driss Ben-Brahim                          Morocco             0             0             0               0
Jordan M. Bender                                              0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Anna Maria J. Bentley                       UK                0             0             0               0
Susan M. Benz                                                 0             0             0               0
Kenneth Berents                                               0             0             0               0
Michael G. Berini                                             0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Paul D. Bernard                                               0             0             0               0
Anthony D. Bernbaum                         UK                0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Robert A. Berry                             UK                0             0             0               0
John D. Bertuzzi                                              0             0             0               0
Elizabeth E. Beshel                                           0             0             0               0
Andrew M. Bevan                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
Andrew C. Bieler                                              0             0             0               0
James J. Birch                              UK                0             0             0               0
Gary D. Black                                                 0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
Abraham Bleiberg                          Mexico              0             0             0               0
Dorothee Blessing                         Germany             0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Johannes M. Boomaars                  The Netherlands         0             0             0               0
Douglas L. Borden                                             0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
J. Theodore Borter                                            0             0             0               0
Alastair M. Borthwick                       UK                0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
George M. Brady                                               0             0             0               0
Mairtin Brady                             Ireland             0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Graham Branton                              UK                0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Alan J. Brazil                                                0             0             0               0
John Breyo                                                    0             0             0               0
Timothy J. Bridges                          UK                0             0             0               0
Victoria A. Bridges                                           0             0             0               0

                                                            ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                          ITEM 6             SOLE         SHARED         SOLE          SHARED
                                       CITIZENSHIP          VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                      (UNITED STATES       POWER OF      POWER OF       POWER OF       POWER OF
          ITEM 1                      UNLESS OTHERWISE    UNCOVERED      UNCOVERED     UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)         SHARES        SHARES        SHARES          SHARES
--------------------------            ----------------    -----------    ---------    -----------    -----------
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Julia A. Bronson                                              0             0             0               0
Holger Bross                              Germany             0             0             0               0
Julian J. Brown                             UK                0             0             0               0
Kathleen Brown                                                0             0             0               0
Melissa R. Brown                                              0             0             0               0
Peter D. Brundage                                             0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
David D. Buckley                            UK                0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Nicholas F. Burgin                                            0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
Michael S. Burton                           UK                0             0             0               0
Joseph M. Busuttil                                            0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Jin Yong Cai                               China              0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Sally W. Cantwell                           UK                0           600(5)          0             600(5)
Gerald J. Cardinale                                           0             0             0               0
Mark M. Carhart                                               0             0             0               0
Mark J. Carlebach                                             0             0             0               0
Mariafrancesca Carli                       Italy              0             0             0               0
Valentino D. Carlotti                                         0             0             0               0
Mark J. Carney                            Canada              0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                       10             0            10               0
Mark Carroll                                                  0             0             0               0
Virginia E. Carter                                            0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Eduardo Centola                           Brazil              0             0             0               0
Lik Shuen David Chan                     Hong Kong            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Amy L. Chasen                                                 0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0

-------------------------------------
(5)        Shared with family members.

                                                            ITEM 7         ITEM 8      ITEM 9           ITEM 10
                                          ITEM 6             SOLE          SHARED       SOLE            SHARED
                                       CITIZENSHIP          VOTING         VOTING    DISPOSITIVE      DISPOSITIVE
                                      (UNITED STATES       POWER OF       POWER OF     POWER OF         POWER OF
          ITEM 1                      UNLESS OTHERWISE    UNCOVERED       UNCOVERED   UNCOVERED        UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)         SHARES         SHARES      SHARES            SHARES
--------------------------            ----------------    -----------     ---------  -----------      -----------
Andrew A. Chisholm                        Canada              0             0              0               0
W. Reed Chisholm, II                                        497             0            497               0
Thomas V. Cholnoky                                            0             0              0               0
Robert J. Christie                                            0             0              0               0
Jane P. Chwick                                                0             0              0               0
Peter T. Cirenza                                              0             0              0               0
Geoffrey G. Clark                         Canada              0             0              0               0
James B. Clark                                                0             0              0               0
Kent A. Clark                             Canada              0             0              0               0
Alexander Classen                       Switzerland           0             0              0               0
Catherine M. Claydon                      Canada              0             0              0               0
Zachariah Cobrinik                                            0             0              0               0
Abby Joseph Cohen                                             0             0              0               0
Lawrence A. Cohen                                           400             0            400               0
Marc I. Cohen                                                 0             0              0               0
Gary D. Cohn                                                  0             0              0               0
Christopher A. Cole                                           0             0              0               0
Timothy J. Cole                                               0             0              0               0
Colin Coleman                          South Africa           0             0              0               0
Marcus R. Colwell                                             0             0              0               0
Peter H. Comisar                                              0             0              0               0
Laura C. Conigliaro                                           0             0              0               0
William Connell                                               0             0              0               0
Thomas G. Connolly                      Ireland/USA           0             0              0               0
Frank T. Connor                                               0             0              0               0
Karen R. Cook                               UK                0             0              0               0
Edith W. Cooper                                               0             0              0               0
Philip A. Cooper                                              0             0              0               0
Kenneth W. Coquillette                                        0             0              0               0
Carlos A. Cordeiro                                            0             0              0               0
Henry Cornell                                                 0             0              0               0
E. Gerald Corrigan                                            0             0              0               0
Claudio Costamagna                         Italy              0             0              0               0
Marta Z. Cotton                                               0             0              0               0
James A. Coufos                                               0             0              0               0
Frank L. Coulson, Jr.                                         0             0              0               0
Kenneth Courtis                                               0             0              0               0
Eric J. Coutts                              UK                0             0              0               0
Beverley M. Covell                          UK                0             0              0               0
Randolph L. Cowen                                             0             0              0               0
Brahm S. Cramer                           Canada              0             0              0               0
Nicholas P. Crapp                           UK                0             0              0               0
Michael J. Crinieri                                           0             0              0               0
Craig W. Crossman                        Australia            0             0              0               0
Neil D. Crowder                                               0             0              0               0
Michael L. Crowl                                              0             0              0               0
Eduardo A. Cruz                                               0             0              0               0
Jeffrey R. Currie                                             0             0              0               0
John P. Curtin, Jr.                                           0             0              0               0
John W. Curtis                                                0             0              0               0

                                                            ITEM 7       ITEM 8         ITEM 9         ITEM 10
                                          ITEM 6             SOLE        SHARED          SOLE          SHARED
                                       CITIZENSHIP          VOTING       VOTING       DISPOSITIVE    DISPOSITIVE
                                      (UNITED STATES       POWER OF     POWER OF        POWER OF       POWER OF
          ITEM 1                      UNLESS OTHERWISE    UNCOVERED     UNCOVERED      UNCOVERED      UNCOVERED
NAMES OF REPORTING PERSONS               INDICATED)        SHARES        SHARES         SHARES          SHARES
--------------------------            ----------------    -----------   ---------     -----------    -----------
Matthew H. Cyzer                            UK                0             0             0               0
Michael D. Daffey                        Australia            0             0             0               0
Stephen C. Daffron                                            0             0             0               0
Linda S. Daines                                               0             0             0               0
Paul B. Daitz                                                 0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Stephen D. Daniel                         Canada              0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Stephen Davies                              UK                0             0             0               0
Katherine R. Davisson                                         0             0             0               0
Oral W. Dawe                              Canada              0             0             0               0
Diego De Giorgi                            Italy              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
Jean A. De Pourtales                     France/UK            0             0             0               0
Giorgio De Santis                          Italy              0             0             0               0
Luigi de Vecchi                            Italy              0             0             0               0
David A. Dechman                                              0             0             0               0
Daniel L. Dees                                                0             0             0               0
Bradley S. DeFoor                                             0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
Alvaro del Castano                         Spain              0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Roger E. Denby-Jones                        UK                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
David G. Dick                               UK                0             0             0               0
James D. Dilworth                                             0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Joseph P. DiSabato                                            0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Suzanne O. Donohoe                                            0             0             0               0
James H. Donovan                                              0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Mario Draghi                               Italy              0             0             0               0

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED        SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Donald J. Duet                                                0             0             0               0
Brian J. Duffy                                                0             0             0               0
Brian Duggan                                                  0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Michael L. Dweck                                              0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
David C. Earling                                              0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Kenneth M. Eberts, III                                        0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Robert K. Ehudin                                              0             0             0               0
John E. Eisenberg                                             0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Gregory H. Ekizian                                            0             0             0               0
Aubrey J. Ellis                                               0             0             0               0
Kathy G. Elsesser                                             0             0             0               0
Glenn D. Engel                                                0             0             0               0
Peter C. Enns                             Canada              0             0             0               0
Katherine B. Enquist                                          0             0             0               0
Earl S. Enzer                                                 0             0             0               0
Christopher H. Eoyang                                         0             0             0               0
Christian Erickson                                            0             0             0               0
Fred W. Esiri                               UK                0             0             0               0
James P. Esposito                                             0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
Ian J. Evans                                UK                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Douglas L. Feagin                                             0             0             0               0
Regina M. Feeney                                              0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Norman Feit                                                   0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED        SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Luca D. Ferrari                                               0             0             0               0
John A. Ferro, Jr.                                            0             0             0               0
Gail S. Fierstein                                             0             0             0               0
David A. Fishman                                              0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0
Daniel M. FitzPatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
Pierre-Henri Flamand                      France              0             0             0               0
David N. Fleischer                                            0             0             0               0
Alexander W. Fletcher                       UK                0             0             0               0
Mark C. Fletcher                            UK                0             0             0               0
David B. Ford                                                 0           134(6)          0             134(6)
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Stephen H. Frank                                              0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Orit P. Freedman                          Israel              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Timothy G. Freshwater                       UK                0             0             0               0
Jacob Y. Friedman                                             0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
Robert K. Frumkes                                             0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Shirley Fung                                UK                0             0             0               0
Timothy T. Furey                                              0             0             0               0
Enrico S. Gaglioti                                            0             0             0               0
Maryann L. Gallivan                                           0          2000(7)          0            2000(7)
Gonzalo R. Garcia                          Chile              0             0             0               0
James R. Garvey                           Ireland             0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Richard A. Genna                                              0             0             0               0
Hywel D. George                             UK                0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Kenneth K. Gershenfeld                                        0             0             0               0
Rajiv A. Ghatalia                          India              0             0             0               0
Robert R. Gheewalla                                           0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
Gary T. Giglio                                                0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0

--------------------------
(6)      Shared with family members.

(7)      Shared with family members.

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED        SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Nicholas G. Giordano                                          0           300(8)          0             300(8)
Joseph H. Gleberman                                           0             0             0               0
Nancy S. Gloor                                                0             0             0               0
Justin G. Gmelich                                             0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Jeffrey B. Goldenberg                                         0         2,860(9)          0           2,860(9)
Jacob D. Goldfield                                            0             0             0               0
Daniel C. Goldwater                         UK                0             0             0               0
James S. Golob                                                0             0             0               0
Gregg A. Gonsalves                                            0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Larry J. Goodwin                                              0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Gregory M. Gould                                              0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Pedro Gonzalez Grau                        Spain              0             0             0               0
Eldridge F. Gray                                              0             0             0               0
Michael J. Graziano                                           0             0             0               0
Carmen A. Greco                                               0             0             0               0
Stefan Green                             Australia            0             0             0               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
William W. Gridley                                            0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Edward Sebastian Grigg                   UK/France            0             0             0               0
Michael J. Grimaldi                                           0             0             0               0
Douglas C. Grip                                               0             0             0               0
Peter Gross                                                   0             0             0               0
David J. Grounsell                          UK                0             0             0               0
Eric P. Grubman                                               0             0             0               0
Arun M. Gunewardena                      Sri Lanka            0             0             0               0
Celeste A. Guth                                               0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Douglas A. Guzman                         Canada              0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
David R. Hansen                          Australia            0             0             0               0
Mary L. Harmon                                                0             0             0               0
Roger C. Harper                                               0             0             0               0
Robert S. Harrison                                            0             0             0               0
Valerie J. Harrison                         UK                0             0             0               0

--------------------------
(8)      Shared with family members.

(9)      Shared with family members.

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED        SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Shelley A. Hartman                                            0             0                0               0
Paul R. Harvey                                                0             0                0               0
Rumiko Hasegawa                            Japan              0             0                0               0
Arthur J. Hass                                                0             0                0               0
Nobumichi Hattori                          Japan              0             0                0               0
Stephen J. Hay                              UK                0             0                0               0
Keith L. Hayes                              UK                0             0                0               0
Edward A. Hazel                                             839           300(10)          839             300(10)
Thomas J. Healey                                              0             0                0               0
Robert C. Heathcote                         UK                0             0                0               0
Sylvain M. Hefes                          France              0             0                0               0
Douglas C. Heidt                                              0             0                0               0
David B. Heller                                               0             0                0               0
Steven M. Heller                                              0             0                0               0
William L. Hemphill                                           0             0                0               0
Ruud G. Hendriks                      The Netherlands         0             0                0               0
David P. Hennessey                                            0             0                0               0
R. Douglas Henderson                                          0             0                0               0
David L. Henle                                                0             0                0               0
Mary C. Henry                                                 0             0                0               0
Benoit Herault                            France              0             0                0               0
Peter C. Herbert                                              0             0                0               0
Bruce A. Heyman                                               0             0                0               0
Stephen Hickey                                                0             0                0               0
Melina E. Higgins                                             0             0                0               0
Robert E. Higgins                                             0             0                0               0
Joanne M. Hill                                                0             0                0               0
Michael I. Hill                             UK                0             0                0               0
M. Roch Hillenbrand                                           0             0                0               0
Donald W. Himpele                                             0             0                0               0
Kenneth W. Hitchner                                           0             0                0               0
Maykin Ho                                                     0             0                0               0
Timothy E. Hodgson                        Canada              0             0                0               0
Axel Hoerger                              Germany             0             0                0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0                0               0
Christopher G. Hogg                   New Zealand/USA         0             0                0               0
Simon N. Holden                             UK                0             0                0               0
Margaret J. Holen                                             0             0                0               0
Daniel E. Holland III                                         0             0                0               0
Teresa E. Holliday                                            0             0                0               0
Peter Hollmann                            Germany             0             0                0               0
Philip Holzer                             Germany             0             0                0               0
Gregory T. Hoogkamp                                           0             0                0               0
Sean C. Hoover                                                0             0                0               0

--------------------------
(10)     Shared with family members.

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED        SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Shin Horie                                 Japan              0             0                0               0
Jay D. Horine                                                 0             0                0               0
Robert D. Hormats                                             0             0                0               0
Robert G. Hottensen, Jr.                                    576             0              576               0
Thomas J. Houle                                               0             0                0               0
Michael R. Housden                          UK                0             0                0               0
Zu Liu Frederick Hu                        China              0             0                0               0
Paul J. Huchro                                                0             0                0               0
James A. Hudis                                                0             0                0               0
Terry P. Hughes                           Ireland             0             0                0               0
Bimaljit S. Hundal                          UK                0             0                0               0
Edith A. Hunt                                                 0             0                0               0
Susan J. Hunt                               UK                0             0                0               0
Janet T. Hurley                                               0             0                0               0
Fern Hurst                                                    0             0                0               0
Robert J. Hurst                                             100             0              100               0
Elizabeth A. Husted                                           0             0                0               0
Walter V. Hutcherson                                          0             0                0               0
Phillip S. Hylander                         UK                0             0                0               0
John S. Iglehart                                              0             0                0               0
Robert F. Incorvaia                                           0             0                0               0
Toni-Dara Infante                                             0             0                0               0
Francis J. Ingrassia                                          0             0                0               0
Timothy J. Ingrassia                                          0             0                0               0
Margaret H. Isdale                                            0             0                0               0
Hideki Ishibashi                           Japan              0             0                0               0
Raymond J. Iwanowski                                          0             0                0               0
Walter A. Jackson                                             0             0                0               0
William L. Jacob III                                          0             0                0               0
Arthur L. Jacobson, Jr.                                       0             0                0               0
James A. Jacobson                                             0             0                0               0
Richard I. Jaffee                                             0             0                0               0
Stefan J. Jentzsch                        Germany             0             0                0               0
Andrew R. Jessop                            UK                0             0                0               0
Dan H. Jester                                                 0             0                0               0
Thomas Jevon                                                  0             0                0               0
Daniel J. Jick                                                0             0                0               0
David M. Jimenez-Blanco                    Spain              0             0                0               0
Peter T. Johnston                                           521             0              521               0
Andrew J. Jonas                                               0             0                0               0
Adrian M. Jones                           Ireland             0             0                0               0
Emerson P. Jones                                              0             0                0               0
Robert C. Jones                                               0             0                0               0
Terrence O. Jones                                             0             0                0               0
William J. Jones                                              0             0                0               0
Roy R. Joseph                             Guyana              0             0                0               0
Kenneth L. Josselyn                                           0             0                0               0
Chansoo Joung                                                 0             0                0               0
Andrew J. Kaiser                                              0             0                0               0
Ann F. Kaplan                                                21             0               21               0

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED        SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0         1,666(11)         0           1,666(11)
Atul Kapur                                 India              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Toshinobu Kasai                            Japan              0             0             0               0
Shunji Katayama                            Japan              0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
James C. Katzman                                              0             0             0               0
David K. Kaugher                                              0             0             0               0
Alan S. Kava                                                  0             0             0               0
Larry M. Kellerman                                            0             0             0               0
John L. Kelly                                                 0             0             0               0
Carsten Kengeter                          Germany             0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
Gioia M. Kennett                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Steven Kerr                                                   0             0             0               0
John G. Ketterer III                                          0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Philippe Khuong-Huu                       France              0             0             0               0
Peter A. Kiernan                            UK                0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                        444             0           444               0
Colin E. King                             Canada            427             0           427               0
Robert C. King, Jr.                                           0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Shigeki Kiritani                           Japan              0             0             0               0
Ewan M. Kirk                                UK                0             0             0               0
Remy Klammers                             France              0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael Klimek                                                0             0             0               0
Michael K. Klingher                                           0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Andreas Koernlein                         Germany             0             0             0               0
Mark J. Kogan                                                 0             0             0               0
J. Christopher A. Kojima                  Canada              0             0             0               0
Kazuaki Kojima                             Japan              0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0

--------------------------
(11)     Shared with family members.

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED        SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Jeffrey A. Kolitch                                            0             0             0               0
Richard E. Kolman                                             0             0             0               0
Takahiro Komatsu                           Japan              0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                               15             0            15               0
Srihari Kumar                              India              0             0             0               0
Mary Lyn Valkenburg Kurish                                    0             0             0               0
Eiichiro Kuwana                            Japan              0             0             0               0
Joon Kwun                               South Korea           0             0             0               0
Peter Labbat                                                  0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
Simon M. Lamb                               UK                0             0             0               0
David G. Lambert                                              0             0             0               0
Joseph A. LaNasa III                                          0             0             0               0
Eric S. Lane                                                  0             0             0               0
Thomas K. Lane                                                0             0             0               0
Rudolf N. Lang                            Germany             0             0             0               0
Gary R. Lapidus                                               0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
Peter T. Lawler                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Brian J. Lee                                                  0             0             0               0
Chan-Keun Lee                           South Korea           0             0             0               0
George C. Lee                                                 0             0             0               0
Gregory D. Lee                           Australia            0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Richard O. Leggett                                            0             0             0               0
Tim Leissner                              Brazil              0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Todd W. Leland                                                0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Gregg R. Lemkau                                               0             0             0               0
Remco O. Lenterman                    The Netherlands         0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Johan H. Leven                            Sweden              0             0             0               0
Ronald S. Levin                                               0             0             0               0
Allan S. Levine                                               0             0             0               0
Brian T. Levine                                               0             0             0               0
Jack Levy                                                     0             0             0               0

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED        SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Richard J. Levy                             UK                0             0              0             0
Tobin V. Levy                                                 0             0              0             0
P. Jeremy Lewis                                               0             0              0             0
Thomas B. Lewis, Jr.                                          0             0              0             0
Mark E. Leydecker                                             0             0              0             0
Matthew G. L'Heureux                                          0             0              0             0
Michael Liberman                                              0             0              0             0
George C. Liberopoulos                  Canada/USA            0             0              0             0
Gwen R. Libstag                                               0             0              0             0
Stephen C. Lichtenauer                                        0             0              0             0
Roger A. Liddell                            UK                0             0              0             0
Richard J. Lieb                                               0             0              0             0
Lisette M. Lieberman                                        762             0            762             0
Mitchell J. Lieberman                                         0             0              0             0
Richerd C. Lightburn                                          0             0              0             0
Terence Tayseop Lim                     South Korea           0             0              0             0
Ryan D. Limaye                                                0             0              0             0
Josephine Linden                            UK                0             0              0             0
Lawrence H. Linden                                            0             0              0             0
Anthony W. Ling                             UK                0             0              0             0
Bonnie S. Litt                                                0             0              0             0
Robert Litterman                                              0             0              0             0
Robert H. Litzenberger                                        0             0              0             0
David McD. A. Livingstone                Australia            0             0              0             0
Jill E. Lohrfink                                              0             0              0             0
Douglas F. Londal                                             0             0              0             0
Jacques M. Longerstaey                  USA/Belgium           0             0              0             0
Joseph Longo                                                  0             0              0             0
Jonathan M. Lopatin                                           0             0              0             0
Francisco Lopez-Balboa                                        0             0              0             0
Victor M. Lopez-Balboa                                        0             0              0             0
Antigone Loudiadis                          UK                0             0              0             0
Kevin L. Lundeen                                              0             0              0             0
Mark A. Lynch                               UK                0             0              0             0
Michael R. Lynch                                              0             0              0             0
Richard E. Lyon, III                                          0             0              0             0
Peter B. MacDonald                          UK                0             0              0             0
Mark G. Machin                              UK                0             0              0             0
Paula B. Madoff                                               0             0              0             0
Shogo Maeda                                Japan              0             0              0             0
Christopher J. Magarro                                        0             0              0             0
John A. Mahoney                                               0             0              0             0
Sean O. Mahoney                                               0             0              0             0
Russell E. Makowsky                                           0             0              0             0
Keith A. Malas                                                0             0              0             0
Puneet Malhi                                UK                0             0              0             0
Peter G. C. Mallinson                       UK                0             0              0             0
John V. Mallory                                               0             0              0             0
Kathleen M. Maloney                                           0             0              0             0
Jean E. Manas                             Greece              0             0              0             0

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED        SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Charles G. R. Manby                         UK                0             0              0               0
Robert S. Mancini                                             0             0              0               0
Barry A. Mannis                                               0             0              0               0
Simon I. Mansfield                                            0             0              0               0
Elizabeth C. Marcellino                                       0             0              0               0
Ronald G. Marks                                               0             0              0               0
Robert J. Markwick                          UK                0             0              0               0
Nicholas I. Marovich                                          0             0              0               0
David J. Marshall                                             0             0              0               0
Allan S. Marson                             UK                0             0              0               0
Eff W. Martin                                                 0             0              0               0
Alison J. Mass                                                0             0              0               0
Robert A. Mass                                                0             0              0               0
John J. Masterson                                             0             0              0               0
David J. Mastrocola                                           0             0              0               0
Blake W. Mather                                               0             0              0               0
Kathy M. Matsui                                               0             0              0               0
Naomi Matsuoka                             Japan              0             0              0               0
George N. Mattson                                             0             0              0               0
Thomas J. McAdam                                             81             0             81               0
Richard F. McArdle                                            0             0              0               0
John J. McCabe                                                0             0              0               0
Theresa E. McCabe                                             0             0              0               0
Joseph M. McConnell                                           0             0              0               0
Ian R. McCormick                            UK                0             0              0               0
Lynn M. McCormick                                             0             0              0               0
Gordon R. McCulloch                         UK                0             0              0               0
Mark E. McGoldrick                                            0             0              0               0
Joseph P. McGrath, Jr.                                        0             0              0               0
Stephen J. McGuinness                                         0             0              0               0
John C. McIntire                                              0             0              0               0
Matthew B. McLennan                      Australia            0             0              0               0
John W. McMahon                                               0             0              0               0
Geraldine F. McManus                                          0             0              0               0
Gerald C. McNamara, Jr.                                       0             0              0               0
James A. McNamara                                             0           215(12)          0             215(12)
Richard P. McNeil                         Jamaica             0             0              0               0
Audrey A. McNiff                                              0             0              0               0
John P. McNulty                                               0             0              0               0
Stuart G. McPherson                         UK                0             0              0               0
Robert A. McTamaney                                           0             0              0               0
E. Scott Mead                                               160             0            160               0
Lance P. Meaney                                               0             0              0               0
Sharon I. Meers                                               0             0              0               0
David M. Meerschwam                   The Netherlands         0             0              0               0
Sanjeev K. Mehra                           India              0             0              0               0

--------------------------
(12)     Shared with family members.

                                                           ITEM 7         ITEM 8       ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED        SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING     DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES         SHARES
--------------------------           ----------------     ---------     ---------    -----------     -----------
Christian A. Meissner                     Austria             0             0              0               0
Stephen J. Mellas                                             0             0              0               0
Andrew J. Melnick                                             0             0              0               0
Bruce H. Mendelsohn                                         100           400(13)        100             400(13)
Michael A. Mendelson                                          0             0              0               0
Bernard A. Mensah                           UK                0             0              0               0
Garry E. Menzel                             UK                0             0              0               0
T. Willem Mesdag                                              0             0              0               0
Andrew L. Metcalfe                          UK                0             0              0               0
Julian R. Metherell                         UK                0             0              0               0
Michael R. Miele                                              0             0              0               0
Therese L. Miller                                             0             0              0               0
Michael J. Millette                                           0             0              0               0
James E. Milligan                                             0             0              0               0
Milton R. Millman                                             0             0              0               0
Eric M. Mindich                                               0             0              0               0
Luciana D. Miranda                        Brazil              0             0              0               0
Edward S. Misrahi                          Italy              0             0              0               0
Masatoki J. Mitsumata                      Japan              0             0              0               0
Steven T. Mnuchin                                             0             0              0               0
Masanori Mochida                           Japan              0             0              0               0
Timothy H. Moe                                                0             0              0               0
Douglas D. Moffitt                                            0             0              0               0
Philip J. Moffitt                        Australia            0             0              0               0
Karsten N. Moller                         Denmark             0             0              0               0
Thomas K. Montag                                              0             0              0               0
William C. Montgomery                                         0             0              0               0
Wayne L. Moore                                                0             0              0               0
J. Ronald Morgan, III                                         0             0              0               0
Yukihiro Moroe                             Japan              0             0              0               0
James P. Morris                                               0             0              0               0
R. Scott Morris                                               0             0              0               0
Robert B. Morris III                                          0             0              0               0
Simon P. Morris                             UK                0             0              0               0
Thomas C. Morrow                                              0             0              0               0
Jeffrey M. Moslow                                             0             0              0               0
Sharmin Mossavar-Rahmani                    UK                0             0              0               0
Gregory T. Mount                                              0             0              0               0
Ian Mukherjee                               UK                0             0              0               0
Edward A. Mule                                                0             0              0               0
Donald R. Mullen                                              0             0              0               0
Eric D. Mullins                                               0             0              0               0
Donald J. Mulvihill                                           0             0              0               0
Patrick E. Mulvihill                      Ireland             0             0              0               0
Alvise J. Munari                            UK                0             0              0               0
Robert G. Munro                             UK                0             0              0               0
Rie Murayama                               Japan              0             0              0               0

--------------------------
(13)     Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE    UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------    ---------      ---------     -----------     -----------
Richard A. Murley                           UK                0             0             0               0
Patrick E. Murphy                                             0             0             0               0
Philip D. Murphy                                              0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Marc O. Nachmann                          Germany             0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Avi M. Nash                                                   0             0             0               0
Kevin D. Naughton                                           227             0           227               0
Mark J. Naylor                              UK                0             0             0               0
Jeffrey P. Nedelman                                           0             0             0               0
Daniel M. Neidich                                            58             0            58               0
Kipp M. Nelson                                                0             0             0               0
Leslie S. Nelson                                              0             0             0               0
Robin Neustein                                                0             0             0               0
Claire M. Ngo                                                 0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Theodore E. Niedermayer                 USA/France            0             0             0               0
Erik F. Nielsen                           Denmark             0             0             0               0
Hideya Niimi                               Japan              0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Markus J. Noe-Nordberg                    Austria             0             0             0               0
Suok J. Noh                                                   0             0             0               0
David J. Nolan                           Australia            0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Eric M. Oberg                                                 0             0             0               0
Alok Oberoi                                India              0             0             0               0
Gavin G. O'Connor                                             0             0             0               0
Fergal J. O'Driscoll                      Ireland             0             0             0               0
L. Peter O'Hagan                          Canada              0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Taneki Ono                                 Japan              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel P. Opperman                                            0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Roderick S. Orr                             UK                0             0             0               0
Calum M. Osborne                            UK                0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Nigel M. O'Sullivan                         UK                0             0             0               0
James B. Otness                                               0             0             0               0
Terence M. O'Toole                                            0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE    UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------    ---------      ---------     -----------     -----------
Brett R. Overacker                                            0             0             0               0
Todd G. Owens                                                 0             0             0               0
Fumiko Ozawa                               Japan              0             0             0               0
Robert J. Pace                                                0             0             0               0
Helen Paleno                                                  0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Massimo Pappone                            Italy              0             0             0               0
James R. Paradise                           UK                0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Simon Y. Park                                                 0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Archie W. Parnell                                           100           100(14)       100             100(14)
Ketan J. Patel                              UK                0             0             0               0
Sheila H. Patel                                               0             0             0               0
Douglas S. Patterson                                          0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
David T. Pearson                                              0             0             0               0
Arthur J. Peponis                                           287             0           287               0
David E. Perlin                                               0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Todd J. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Steven M. Pinkos                                              0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H.M. Pot                         The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Alberto Pravettoni                         Italy              0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Anthony J. Principato                                        35             0            35               0
Steven D. Pruett                                              0             0             0               0
Andrew F. Pyne                                                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
William M. Quinn                                              0             0             0               0
B. Andrew Rabin                                               0             0             0               0
Jean Raby                                 Canada              0             0             0               0

-----------------------
(14)     Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE    UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------    ---------      ---------     -----------     -----------
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                   Philippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Philip A. Raper                             UK                0             0             0               0
Alan M. Rapfogel                                              0             0             0               0
Sandy C. Rattray                            UK                0             0             0               0
Joseph Ravitch                                                0             0             0               0
Sara E. Recktenwald                                           0             0             0               0
Girish V. Reddy                                               0             0             0               0
Nicholas T. Reid                            UK                0             0             0               0
David Reilly                                UK                0             0             0               0
Gene Reilly                                                   0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Filip A. Rensky                                               0             0             0               0
Jeffrey A. Resnick                                            0             0             0               0
Richard J. Revell                           UK                0             0             0               0
Peter Richards                              UK                0             0             0               0
Michael J. Richman                                            0             0             0               0
Andrew J. Rickards                          UK                0             0             0               0
Thomas S. Riggs, III                                          0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kirk L. Rimer                                                 0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
Paul M. Roberts                             UK                0             0             0               0
Richard T. Roberts                                            6             0             6               0
William M. Roberts                                            0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
Juliet A. Robinson                          UK                0             0             0               0
Normann G. Roesch                         Germany             0             0             0               0
Marina L. Roesler                       USA/Brazil            0             0             0               0
James H. Rogan                                                0             0             0               0
J. David Rogers                                               0           200(15)         0             200(15)
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
David J. Rosenblum                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Marc A. Rothenberg                                            0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Michael S. Rotter                                             0             0             0               0

-----------------------
(15)     Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE    UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------    ---------      ---------     -----------     -----------
Thomas A. Roupe                                               0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Paul M. Russo                                                 0             0             0               0
John P. Rustum                          Ireland/USA           0             0             0               0
Richard M. Ruzika                                             0             0             0               0
David C. Ryan                                                 0             0             0               0
David M. Ryan                            Australia            0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Roy J. Salameh                                                0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico            211             0           211               0
Richard A. Sapp                                               0             0             0               0
Neil I. Sarnak                                                0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Atsuko Sato                                Japan              0             0             0               0
Tsutomu Sato                               Japan            240             0           240               0
Muneer A. Satter                                              0             0             0               0
Marc P. Savini                                                0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
James E. Sawtell                            UK                0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                     1,000             0         1,000               0
Marcus Schenck                            Germany             0             0             0               0
Susan J. Scher                                                0             0             0               0
Gary B. Schermerhorn                                          0             0             0               0
Stephen M. Scherr                                             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Erich P. Schlaikjer                                           0             0             0               0
Daniel Schmitz                            Germany             0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Matthew L. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Thomas M. Schwartz                                            0         1,900(16)         0           1,900(16)
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Peter A. Seibold                                              0             0             0               0
Karen D. Seitz                                                0             0             0               0
Anik Sen                                    UK                0             0             0               0

-----------------------
(16)     Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE    UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------    ---------      ---------     -----------     -----------
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Lisa M. Shalett                                               0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
Daniel M. Shefter                                             0             0             0               0
David G. Shell                                                0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Masaru Shibata                             Japan              0             0             0               0
David A. Shiffman                                             0             0             0               0
Abraham Shua                                                  0             0             0               0
Susan E. Sidd                                                 0             0             0               0
Michael H. Siegel                                             0             0             0               0
Daniel J. Silber                                              0             0             0               0
Leslie C. Sillcox                                             0             0             0               0
Ralph J. Silva                                                0             0             0               0
Harry Silver                                                  0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
David T. Simons                                               0             0             0               0
Christine A. Simpson                                          0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Guy C. Slimmon                              UK                0             0             0               0
Jeffrey S. Sloan                                              0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0         1,000(17)         0           1,000(17)
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
John E. Smollen                                               0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Sergio E. Sotolongo                                           0             0             0               0
Vickrie C. South                                              0             0             0               0

-----------------------
(17)     Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE    UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------    ---------      ---------     -----------     -----------
Daniel L. Sparks                                              0             0             0               0
Claudia Spiess                          Switzerland           0             0             0               0
Marc A. Spilker                                               0             0             0               0
Howard Q. Spooner                           UK                0             0             0               0
Joseph F. Squeri                                              0             0             0               0
Christoph W. Stanger                      Austria             0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Keith G. Starkey                            UK                0             0             0               0
Esta E. Stecher                                               0             0             0               0
Cathrine Steck                                                0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Jean-Michel Steg                          France              0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Chase O. Stevenson                                            0             0             0               0
Richard J. Stingi                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Timothy T. Storey                         Canada              0             0             0               0
George C. Strachan                                            0             0             0               0
Raymond B. Strong, III                                        0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Nobumichi Sugiyama                         Japan              0             0             0               0
Christopher P. Sullivan                 USA/Ireland           0             0             0               0
Patrick Sullivan                                              0             0             0               0
Johannes R. Sulzberger                    Austria             0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
Howard B. Surloff                                             0             0             0               0
Richard J. Sussman                                            0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Watanan Suthiwartnarueput                Thailand             0             0             0               0
Gary J. Sveva                                                 0             0             0               0
Eric S. Swanson                                               0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Kunio Tahara                               Japan              0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
Kui F. Tang                             China (PRC)           0             0             0               0
Caroline H. Taylor                          UK                0             0             0               0
John H. Taylor                                                0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
Roland W. Tegeder                         Germany             0             0             0               0
David H. Tenney                                               0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
John L. Thornton                                              0             0             0               0
Stephen M. Thurer                                             0             0             0               0
Nicolas F. Tiffou                         France              0             0             0               0

                                                           ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE    UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------    ---------      ---------     -----------     -----------
Jason A. Tilroe                                               0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Peter K. Tomozawa                                             0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Daniel Truell                               UK                0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Irene Y. Tse                             Hong Kong            0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Keith Tuffley                            Australia            0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia            0             0             0               0
Christopher H. Turner                                         0             0             0               0
Gareth N. Turner                          Canada              0             0             0               0
Eiji Ueda                                  Japan              0             0             0               0
Scott B. Ullem                                                0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0
Can Uran                                                      0             0             0               0
John E. Urban                                                 0             0             0               0
Lucas van Praag                             UK                0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Frederick G. Van Zijl                                         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Ashok Varadhan                                                0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
John J. Vaske                                                 0             0             0               0
Robin A. Vince                              UK                0             0             0               0
David A. Viniar                                               0             0             0               0
Andrea A. Vittorelli                       Italy              0             0             0               0
Barry S. Volpert                                             20             0            20               0
Casper W. Von Koskull                     Finland             0             0             0               0
David H. Voon                                                 0             0             0               0
Robert T. Wagner                                              0             0             0               0
John E. Waldron                                               0             0             0               0
George H. Walker IV                                           0            10(18)         0              10(18)
Joann B. Walker                                               0             0             0               0
Thomas B. Walker III                                          0             0             0               0
Robert P. Wall                                                0             0             0               0

-----------------------
(18)     Shared with family members.

                                                           ITEM 7         ITEM 8        ITEM 9          ITEM 10
                                           ITEM 6           SOLE          SHARED         SOLE           SHARED
                                        CITIZENSHIP        VOTING         VOTING      DISPOSITIVE     DISPOSITIVE
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF        POWER OF
          ITEM 1                     UNLESS OTHERWISE    UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES          SHARES
--------------------------           ----------------    ---------      ---------     -----------     -----------
Steven A. Wallace                           UK                0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
Alastair J. Walton                     UK/Australia           0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Theodore T. Wang                        China (PRC)           0             0             0               0
Patrick J. Ward                                               0             0             0               0
Michael W. Warren                           UK                0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Jerry T. Wattenberg                                           0             0             0               0
Mark K. Weeks                               UK                0             0             0               0
David M. Weil                                                 0             0             0               0
Theodor Weimer                            Germany             0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Gregg S. Weinstein                                            0             0             0               0
Scott R. Weinstein                                            0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Christopher S. Wendel                                         0             0             0               0
Martin M. Werner                          Mexico              0             0             0               0
Richard T. Wertz                                              0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Barbara A. White                                              0             0             0               0
Melanie J. White                            UK                0             0             0               0
William Wicker                                                0             0             0               0
A. Carver Wickman                                             0             0             0               0
Elisha Wiesel                                                 0             0             0               0
C. Howard Wietschner                                          0             0             0               0
David D. Wildermuth                                           0             0             0               0
Edward R. Wilkinson                                          77             0            77               0
Kevin L. Willens                                              0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Meurig R. Williams                          UK                0             0             0               0
Todd A. Williams                                             90             0            90               0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Keith R. Wills                              UK                0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Kurt D. Winkelmann                                            0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
Alexander D. Wohl                                             0             0             0               0

                                                                          ITEM 8        ITEM 9         ITEM 10
                                        ITEM 6              ITEM 7        SHARED         SOLE           SHARED
                                      CITIZENSHIP       SOLE VOTING       VOTING     DISPOSITIVE     DISPOSITIVE
                                    (UNITED STATES         POWER OF     POWER OF       POWER OF        POWER OF
            ITEM 1                 UNLESS OTHERWISE       UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
  NAMES OF REPORTING PERSONS          INDICATED)           SHARES         SHARES        SHARES          SHARES
------------------------------     ----------------     -----------     ---------    -----------     -----------
William H. Wolf, Jr.                                          0             0             0               0
Melinda B. Wolfe                                              0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Jon A. Woodruf                                                0             0             0               0
Neil J. Wright                            UK                  0             0             0               0
Denise A. Wyllie                          UK                  0             0             0               0
Zi Wang Xu                           Canada/China             0             0             0               0
                                        (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                      Japan                 0             0             0               0
Yasuyo Yamazaki                         Japan                 0             0             0               0
Anne Yang                                                     0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Wassim G. Younan                        Lebanon               0             0             0               0
Paul M. Young                                                 0             0             0               0
William J. Young                                              0             0             0               0
Sanaz Zaimi                               UK                  0             0             0               0
Michael J. Zamkow                                             0            40(19)         0              40(18)
Paolo Zannoni                            Italy                0             0             0               0
Yoel Zaoui                              France                0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Gregory Zenna                                                 0             0             0               0
Yi Kevin Zhang                        China (PRC)             0             0             0               0
Joan H. Zief                                                  0             0             0               0
John W. Ziegler                                               0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 84 private                N/A                  0     1,751,976             0       1,751,976
charitable foundations
established by 84 Covered
Persons each of whom is a co-
trustee of one or more of such
private charitable
foundations(20)

------------------
(19)     Shared with family members.

(20) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                                ITEM 6                       ITEM 8        ITEM 9         ITEM 10
                                                               PLACE OF         ITEM 7       SHARED         SOLE          SHARED
                                                             ORGANIZATION    SOLE VOTING     VOTING      DISPOSITIVE    DISPOSITIVE
                                                             (NEW YORK         POWER OF     POWER OF      POWER OF       POWER OF
                        ITEM 1                            UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
              NAMES OF REPORTING PERSONS                      INDICATED)       SHARES        SHARES        SHARES         SHARES
--------------------------------------------------------  ----------------   -----------    ---------    -----------    -----------
TRUSTS

2000 John A. Thain Grantor Retained Annuity Trust                                 0             0             0              0
2001 John A. Thain Grantor Retained Annuity Trust                                 0             0             0              0
2002 Avi M. Nash Grantor Retained Annuity Trust                                   0             0             0              0
2002 Danny O. Yee Grantor Retained Annuity Trust                                  0             0             0              0
2002 Douglas W. Kimmelman Grantor Retained Annuity Trust                          0             0             0              0
2002 James M. Sheridan Grantor Retained Annuity Trust                             0             0             0              0
2002 John A. Thain Grantor Retained Annuity Trust                                 0             0             0              0
2002 Mary Ann Casati Grantor Retained Annuity Trust                               0             0             0              0
2002 Scott S. Prince Grantor Retained Annuity Trust                               0             0             0              0
2003 Scott S. Prince Grantor Retained Annuity Trust                               0             0             0              0
2003 John A. Thain Grantor Retained Annuity Trust                                 0             0             0              0
2003 Danny O. Yee Grantor Retained Annuity Trust                                  0             0             0              0
The Abby Joseph Cohen 2000 Family Trust                                           0             0             0              0
The Abby Joseph Cohen 2002 Annuity Trust I                                        0             0             0              0
The Abby Joseph Cohen 2002 Annuity Trust II                                       0             0             0              0
The Abby Joseph Cohen 2003 Annuity Trust I                                        0             0             0              0
The Abby Joseph Cohen 2003 Annuity Trust II                                       0             0             0              0
The Adina R. Lopatin 2000 Trust                                                   0             0             0              0
The Alexander H. Witten 2000 Trust                                                0             0             0              0
The Alexander I. Berlinski 2000 Trust                                             0             0             0              0
The Alexander Litzenberger Remainder Trust                                        0             0             0              0
The Alexandra D. Steel 2000 Trust

                                                                ITEM 6         ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                                               PLACE OF         SOLE         SHARED         SOLE          SHARED
                                                             ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                             (NEW YORK         POWER OF     POWER OF      POWER OF       POWER OF
                      ITEM 1                              UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
            NAMES OF REPORTING PERSONS                        INDICATED)       SHARES        SHARES        SHARES         SHARES
--------------------------------------------------------  ----------------   -----------    ---------    -----------    -----------
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                                       0             0             0              0
The Amanda Liann Mead 2000 Trust                                                  0             0             0              0
Anahue Trust(21)                                               Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust(22)                                          0             0             0              0
The Andrew M. Alper 2002 Annuity Trust I                                          0             0             0              0
The Andrew M. Alper 2002 Annuity Trust II                                         0             0             0              0
The Andrew M. Alper 2003 Annuity Trust I                                          0             0             0              0
The Andrew M. Alper 2003 Annuity Trust II                                         0             0             0              0
The Andrew M. Gordon 2000 Family Trust                                            0             0             0              0
The Anne R. Witten 2000 Trust                                                     0             0             0              0
The Anne Sullivan Wellde 2000 Trust                                               0             0             0              0
The Anthony D. Lauto 2000 Family Trust                                            0             0             0              0
The Anthony D. Lauto 2002 Annuity Trust I                                         0             0             0              0
The Anthony D. Lauto 2002 Annuity Trust II                                        0             0             0              0
The Anthony D. Lauto 2003 Annuity Trust I                                         0             0             0              0
The Anthony D. Lauto 2003 Annuity Trust II                                        0             0             0              0
The Arthur J. Reimers, III Defective Trust 2000              Connecticut          0             0             0              0
The Avi M. Nash 2000 Family Trust                                                 0             0             0              0
The Bari Marissa Schwartz 2000 Trust                                              0             0             0              0
Barry A. Kaplan 2000 Family Trust                                                 0             0             0              0
Barry A. Kaplan 2002 GRAT                                                         0             0             0              0
Barry A. Kaplan 2003 GRAT                                                         0             0             0              0
The Barry L. Zubrow 2000 Family Trust                                             0             0             0              0
The Barry L. Zubrow 2002 Annuity Trust I                                          0             0             0              0
The Barry L. Zubrow 2002 Annuity Trust II                                         0             0             0              0
Beller 2002 GRAT                                                                  0             0             0              0

-----------------------
(21)   Created by Andrew A. Chisholm.

(22)   Created by Ann F. Kaplan.

                                                                ITEM 6         ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                                               PLACE OF         SOLE         SHARED         SOLE          SHARED
                                                             ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                             (NEW YORK         POWER OF     POWER OF      POWER OF       POWER OF
                      ITEM 1                              UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
            NAMES OF REPORTING PERSONS                        INDICATED)       SHARES        SHARES        SHARES         SHARES
--------------------------------------------------------  ----------------   -----------    ---------    -----------    -----------
Beller 2003 GRAT                                                                  0             0             0              0
Beller 2003 Family Trust                                                          0             0             0              0
The Beller/Moses Trust                                                            0             0             0              0
The Benjamin H. Sherlund 2000 Trust                                               0             0             0              0
The Benjamin Kraus 2000 Trust                                                     0             0             0              0
The Bradford C. Koenig 2001 Family Trust                                          0             0             0              0
The Bradford C. Koenig 2002 Annuity Trust I                                       0             0             0              0
The Bradley Abelow Family 2000 Trust                                              0             0             0              0
The Brian Patrick Minehan 2001 Trust(23)                                          0             0             0              0
The Caceres Novogratz Family Trust                                                0             0             0              0
The Carlos A. Cordeiro Trust                                                      0             0             0              0
The Charlotte Steel 2000 Trust                                                    0             0             0              0
The Charlotte Textor 2000 Trust                                                   0             0             0              0
The Christopher A. Cole 2000 Family Trust                                         0             0             0              0
The Christopher A. Cole 2002 Annuity Trust I                                      0             0             0              0
The Christopher A. Cole 2002 Annuity Trust II                                     0             0             0              0
The Christopher A. Cole 2003 Annuity Trust I                                      0             0             0              0
The Christopher A. Cole 2003 Annuity Trust II                                     0             0             0              0
The Christopher K. Norton 2000 Family Trust                                       0             0             0              0
The Christopher Palmisano Remainder Trust(24)                                     0             0             0              0
The Christopher Ryan Tortora 2000 Trust                                           0             0             0              0
The Cody J Smith 2000 Family Trust                                                0             0             0              0
The Cody J Smith 2002 Annuity Trust I                                             0             0             0              0
The Cody J Smith 2002 Annuity Trust II                                            0             0             0              0
The Connie K. Duckworth 2000 Family Trust                                         0             0             0              0
Dangui Trust(25)                                                                  0             0             0              0

------------------------------
(23)     Created by E. Gerald Corrigan.

(24)     Created by Robert H. Litzenberger.

(25)     Created by Emmanuel Roman.

                                                                ITEM 6         ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                                               PLACE OF         SOLE         SHARED         SOLE          SHARED
                                                             ORGANIZATION      VOTING        VOTING      DISPOSITIVE    DISPOSITIVE
                                                             (NEW YORK         POWER OF     POWER OF      POWER OF       POWER OF
                      ITEM 1                              UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
            NAMES OF REPORTING PERSONS                        INDICATED)       SHARES        SHARES        SHARES         SHARES
--------------------------------------------------------  ----------------   -----------    ---------    -----------    -----------
The Daniel Alexander Schwartz 2000 Trust                                          0             0             0              0
The Daniel M. Neidich 2002 Annuity Trust I                                        0             0             0              0
The Daniel M. Neidich 2002 Annuity Trust II                                       0             0             0              0
The Daniel M. Neidich 2003 Annuity Trust I                                        0             0             0              0
The Daniel M. Neidich 2003 Annuity Trust II                                       0             0             0              0
The Daniel W. Stanton 2002 Annuity Trust I                                        0             0             0              0
The Daniel W. Stanton 2002 Annuity Trust II                                       0             0             0              0
The Daniel W. Stanton II 2000 Trust                                               0             0             0              0
The Danny O. Yee Trust                                                            0             0             0              0
The David B. Ford 2002 Annuity Trust dtd as of 6/26/2002    Pennsylvania          0             0             0              0
The David B. Ford 2003 Annuity Trust dtd as of 6/26/2003    Pennsylvania          0             0             0              0
The David B. Heller 2000 Family Trust                                             0             0             0              0
The David G. Lambert 2000 Family Trust                                            0             0             0              0
The David G. Lambert 2002 Annuity Trust I                                         0             0             0              0
The David G. Lambert 2002 Annuity Trust II                                        0             0             0              0
The David L. Henle 2000 Family Trust                                              0             0             0              0
The David L. Henle 2002 Annuity Trust I                                           0             0             0              0
The David L. Henle 2002 Annuity Trust II                                          0             0             0              0
The David L. Henle 2003 Annuity Trust I                                           0             0             0              0
The David L. Henle 2003 Annuity Trust II                                          0             0             0              0
The David M. Baum Family 2000 Trust                           New Jersey          0             0             0              0
The David Viniar 2002 Annuity Trust I                                             0             0             0              0
The David Viniar 2002 Annuity Trust II                                            0             0             0              0
The David Viniar 2003 Annuity Trust I                                             0             0             0              0
The David Viniar 2003 Annuity Trust II                                            0             0             0              0

                                                                ITEM 6                       ITEM 8        ITEM 9         ITEM 10
                                                               PLACE OF         ITEM 7       SHARED         SOLE          SHARED
                                                             ORGANIZATION    SOLE VOTING     VOTING      DISPOSITIVE    DISPOSITIVE
                                                             (NEW YORK         POWER OF     POWER OF      POWER OF       POWER OF
                   ITEM 1                                 UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
         NAMES OF REPORTING PERSONS                           INDICATED)       SHARES        SHARES        SHARES         SHARES
-------------------------------------------               ----------------   -----------    ---------    -----------    -----------
The David W. Blood 2002 Annuity Trust I                                           0             0             0              0
The David W. Blood 2002 Annuity Trust II                                          0             0             0              0
The Donald F. Textor 2002 Annuity Trust I                                         0             0             0              0
The Donald F. Textor 2002 Annuity Trust II                                        0             0             0              0
The Donald F. Textor 2003 Annuity Trust I                                         0             0             0              0
The Donald F. Textor 2003 Annuity Trust II                                        0             0             0              0
The Douglas W. Kimmelman Trust                                                    0             0             0              0
The E. Gerald Corrigan 2002 Annuity Trust I                                       0             0             0              0
The E. Gerald Corrigan 2003 Annuity Trust I                                       0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                                                0             0             0              0
The Edward C. Forst 2000 Family Trust                                             0             0             0              0
The Edward C. Forst 2002 Annuity Trust I                                          0             0             0              0
The Edward C. Forst 2002 Annuity Trust II                                         0             0             0              0
The Edward Scott Mead 2001 Annuity Trust I                                        0             0             0              0
The Edward Scott Mead 2002 Annuity Trust I                                        0             0             0              0
The Edward Scott Mead 2002 Annuity Trust II                                       0             0             0              0
The Edward Scott Mead 2003 Annuity Trust I                                        0             0             0              0
The Edward Scott Mead 2003 Annuity Trust II                                       0             0             0              0
Eff Warren Martin 2000 Children's Trust                      California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                                            0             0             0              0
The Elizabeth H. Coulson 2000 Trust                                               0             0             0              0
The Elizabeth L. Heller 2000 Trust                                                0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                                 0             0             0              0
The Elizabeth M. Stanton 2000 Trust                                               0             0             0              0
The Elizabeth Steel 2000 Trust                                                    0             0             0              0

                                                                ITEM 6                       ITEM 8        ITEM 9         ITEM 10
                                                               PLACE OF         ITEM 7       SHARED         SOLE          SHARED
                                                             ORGANIZATION    SOLE VOTING     VOTING      DISPOSITIVE    DISPOSITIVE
                                                             (NEW YORK         POWER OF     POWER OF      POWER OF       POWER OF
                    ITEM 1                                UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
          NAMES OF REPORTING PERSONS                         INDICATED)        SHARES        SHARES        SHARES         SHARES
----------------------------------------------            ----------------   -----------    ---------    -----------    -----------
The Ellie Dorit Neustein 2000 Trust                                               0             0             0              0
The Emily Austen Katz 2000 Trust                                                  0             0             0              0
The Emily Stecher 2000 Trust                                                      0             0             0              0
The Emma M.L. Mead 2000 Trust                                                     0             0             0              0
The Eric Fithian 2000 Trust(26)                                                   0             0             0              0
The Erin Marie Tormondsen 2000 Trust                                              0             0             0              0
The Esta Eiger Stecher 2002 Annuity Trust I                                       0             0             0              0
The Esta Eiger Stecher 2002 Annuity Trust II                                      0             0             0              0
The Esta Eiger Stecher 2003 Annuity Trust I                                       0             0             0              0
The Esta Eiger Stecher 2003 Annuity Trust II                                      0             0             0              0
The Evans Trust(27)                                                               0             0             0              0
The Francis J. Ingrassia 2000 Family Trust                                        0             0             0              0
The Francis J. Ingrassia 2002 Annuity Trust I                                     0             0             0              0
The Francis J. Ingrassia 2002 Annuity Trust II                                    0             0             0              0
The Frank L. Coulson III 2000 Trust                                               0             0             0              0
The Fredric E. Steck 2000 Family Trust                                            0             0             0              0
The Fredric E. Steck 2002 Annuity Trust I                                         0             0             0              0
The Fredric E. Steck 2002 Annuity Trust II                                        0             0             0              0
The Fredric E. Steck 2003 Annuity Trust I                                         0             0             0              0
The Fredric E. Steck 2003 Annuity Trust II                                        0             0             0              0
Gary D. Cohn 2000 Family Trust                                                    0             0             0              0
The Gary W. Williams 2001 Trust                                                   0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                                            0             0             0              0
The Gene Tiger Sykes 2002 Annuity Trust I                                         0             0             0              0
The Gene Tiger Sykes 2002 Annuity Trust II                                        0             0             0              0

-------------------
(26)  Created by David A. Viniar.

(27)  Created by W. Mark Evans.

                                                                ITEM 6                       ITEM 8        ITEM 9         ITEM 10
                                                               PLACE OF         ITEM 7       SHARED         SOLE          SHARED
                                                             ORGANIZATION    SOLE VOTING     VOTING      DISPOSITIVE    DISPOSITIVE
                                                             (NEW YORK         POWER OF     POWER OF      POWER OF       POWER OF
                    ITEM 1                                UNLESS OTHERWISE    UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
          NAMES OF REPORTING PERSONS                         INDICATED)        SHARES        SHARES        SHARES         SHARES
----------------------------------------------            ----------------   -----------    ---------    -----------    -----------
The Gene Tiger Sykes 2003 Annuity Trust I                                         0             0             0              0
The Gene Tiger Sykes 2003 Annuity Trust II                                        0             0             0              0
The Geoffrey T. Grant 2000 Family Trust                                           0             0             0              0
The George H. Walker 2000 Family Trust                                            0             0             0              0
The George H. Walker 2002 Annuity Trust I                                         0             0             0              0
The George H. Walker 2002 Annuity Trust II                                        0             0             0              0
The George W. Wellde, Jr. 2002 Annuity Trust I                                    0             0             0              0
The George W. Wellde, Jr. 2002 Annuity Trust II                                   0             0             0              0
The George William Wellde III 2000 Trust                                          0             0             0              0
Ghez 2000 GRAT                                                                    0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                                    0             0             0              0
The Girish V. Reddy 2001 Trust                                                    0             0             0              0
The Girish V. Reddy Trust                                                         0             0             0              0
The Goldenberg 2000 Family Trust                                                  0             0             0              0
The Greg M. Ostroff 2000 Family Trust                                             0             0             0              0
The Gregory D. Cohen 2000 Trust                                                   0             0             0              0
The Gregory H. Zehner 2000 Family Trust                                           0             0             0              0
The Gregory K. Palm 2000 Family Trust                                             0             0             0              0
The Gregory K. Palm 2002 Annuity Trust I                                          0             0             0              0
The Gregory K. Palm 2002 Annuity Trust II                                         0             0             0              0
The Gregory K. Palm 2003 Annuity Trust I                                          0             0             0              0
The Gregory K. Palm 2003 Annuity Trust II                                         0             0             0              0
The Guapulo Trust(28)                                          Jersey             0             0             0              0
The Howard A. Silverstein 2000 Family Trust                                       0             0             0              0
The Howard A. Silverstein 2002 Annuity Trust I                                    0             0             0              0

-------------------
(28)  Created by Erland S. Karlsson.

                                                             ITEM 6            ITEM 7       ITEM 8        ITEM 9         ITEM 10
                                                            PLACE OF            SOLE        SHARED         SOLE          SHARED
                                                          ORGANIZATION         VOTING       VOTING      DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK          POWER OF     POWER OF       POWER OF       POWER OF
                ITEM 1                                  UNLESS OTHERWISE      UNCOVERED    UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)           SHARES      SHARES         SHARES         SHARES
-----------------------------------------------------   ----------------      ---------    ---------    -----------    -----------
The Howard A. Silverstein 2002 Annuity Trust II                                   0           0              0              0
The Howard A. Silverstein 2003 Annuity Trust I                                    0           0              0              0
The Howard A. Silverstein 2003 Annuity Trust II                                   0           0              0              0
The Isabelle M.L. Mead 2000 Trust                                                 0           0              0              0
The J. David Rogers 2002 Annuity Trust I                                          0           0              0              0
The J. David Rogers 2002 Annuity Trust II                                         0           0              0              0
The J. David Rogers 2003 Annuity Trust I                                          0           0              0              0
The J. David Rogers 2003 Annuity Trust II                                         0           0              0              0
The James Alexander Mead 2000 Trust                                               0           0              0              0
The James M. Sheridan Shares Trust                                                0           0              0              0
The James M. Sheridan Trust                                                       0           0              0              0
The James Nicholas Katz 2000 Trust                                                0           0              0              0
James P. Riley, Jr. 2000 Family Trust                                             0           0              0              0
The James P. Riley, Jr. 2002 Family GST Trust                                     0           0              0              0
The Jason Kraus 2000 Trust                                    UK                  0           0              0              0
The Jason William Tortora 2000 Trust                                              0           0              0              0
The Jeffrey D. Witten 2000 Trust                                                  0           0              0              0
The Jennifer Lauren Alper 2000 Trust                                              0           0              0              0
JG 2000 Trust(29)                                                                 0           0              0              0
JG 2000 Trust (continuing trust)(29)                                              0           0              0              0
JG 2002 GRAT(29)                                                                  0           0              0              0
JG 2003 GRAT(29)                                                                  0           0              0              0
JG 2003 Family Trust(29)                                                          0           0              0              0
The John A. Thain Trust                                                           0           0              0              0
The John J. Powers 2000 Family Trust                                              0           0              0              0
The John O. Downing 2000 Family Trust                                             0           0              0              0
The John O. Downing 2002 Annuity Trust I                                          0           0              0              0

------------------------
(29)     Created by Jacob D. Goldfield.

                                                             ITEM 6            ITEM 7       ITEM 8        ITEM 9         ITEM 10
                                                            PLACE OF            SOLE        SHARED         SOLE          SHARED
                                                          ORGANIZATION         VOTING       VOTING      DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK          POWER OF     POWER OF       POWER OF       POWER OF
                ITEM 1                                  UNLESS OTHERWISE      UNCOVERED    UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)           SHARES      SHARES         SHARES         SHARES
-----------------------------------------------------   ----------------      ---------    ---------    -----------    -----------
The John O. Downing 2002 Annuity Trust II                                         0           0              0              0
The John O. Downing 2003 Annuity Trust I                                          0           0              0              0
The John P. Curtin, Jr. 2000 Family Trust                                         0           0              0              0
The John P. Curtin, Jr. 2001 Annuity Trust I                                      0           0              0              0
The John R. Tormondsen 2002 Annuity Trust I                                       0           0              0              0
The John R. Tormondsen 2002 Annuity Trust II                                      0           0              0              0
The John R. Tormondsen 2003 Annuity Trust I                                       0           0              0              0
The John R. Tormondsen 2003 Annuity Trust II                                      0           0              0              0
The John R. Tormondsen, Jr. 2000 Trust                                            0           0              0              0
The John S. Weinberg 2000 Family Trust                                            0           0              0              0
The John S. Weinberg 2002 Annuity Trust I                                         0           0              0              0
The John S. Weinberg 2002 Annuity Trust II                                        0           0              0              0
The John S. Weinberg 2003 Annuity Trust I                                         0           0              0              0
The John S. Weinberg 2003 Annuity Trust II                                        0           0              0              0
The Jonathan G. Neidich 2000 Trust                                                0           0              0              0
The Jonathan L. Cohen 2002 Annuity Trust I                                        0           0              0              0
The Jonathan M. Lopatin 2002 Annuity Trust I                                      0           0              0              0
The Jonathan M. Lopatin 2002 Annuity Trust II                                     0           0              0              0
The Jordan Viniar 2000 Trust                                                      0           0              0              0
The Joseph Della Rosa 2000 Family Trust                                           0           0              0              0
The Joseph Della Rosa 2002 Annuity Trust I                                        0           0              0              0
The Joseph Della Rosa 2002 Annuity Trust II                                       0           0              0              0
The Joseph H. Gleberman 2000 Family Trust                                         0           0              0              0
The Joseph H. Gleberman 2002 Annuity Trust I                                      0           0              0              0
The Karen Barlow Corrigan 2000 Trust                                              0           0              0              0

                                                             ITEM 6            ITEM 7       ITEM 8        ITEM 9         ITEM 10
                                                            PLACE OF            SOLE        SHARED         SOLE          SHARED
                                                          ORGANIZATION         VOTING       VOTING      DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK          POWER OF     POWER OF       POWER OF       POWER OF
                ITEM 1                                  UNLESS OTHERWISE      UNCOVERED    UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)           SHARES      SHARES         SHARES         SHARES
-----------------------------------------------------   ----------------      ---------    ---------    -----------    -----------
The Karen Rebecca Alper 2000 Trust                                                0           0              0              0
The Karsten Moller & Barbara Kahn-Moller Trust              Jersey                0           0              0              0
The Katherine A. M. Stanton 2000 Trust                                            0           0              0              0
The Katheryn C. Coulson 2000 Trust                                                0           0              0              0
The Kathryn Margaret Wellde 2000 Trust                                            0           0              0              0
The Kelsey Fithian 2000 Trust(30)                                                 0           0              0              0
The Kenneth Litzenberger Remainder Trust                                          0           0              0              0
The Kevin W. Kennedy 2000 Family Trust                                            0           0              0              0
The Kevin W. Kennedy 2001 Siblings Trust                                          0           0              0              0
The Kevin W. Kennedy 2002 Annuity Trust I                                         0           0              0              0
The Kevin W. Kennedy 2002 Annuity Trust II                                        0           0              0              0
The Kevin W. Kennedy 2002 Annuity Trust III                                       0           0              0              0
The Kevin W. Kennedy 2003 Annuity Trust I                                         0           0              0              0
The Kevin W. Kennedy 2003 Annuity Trust II                                        0           0              0              0
The Kevin W. Kennedy 2003 Annuity Trust III                                       0           0              0              0
The Kimberly Lynn Macaione 2000 Trust(31)                                         0           0              0              0
The Kimberly R. Textor 2000 Trust                                                 0           0              0              0
The Kipp M. Nelson Trust                                                          0           0              0              0
The Kuala Trust(32)                                         Jersey                0           0              0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                                    0           0              0              0
The Lawrence R. Buchalter 2000 Family Trust                                       0           0              0              0
Lawrence R. Buchalter 2002 Annuity Trust I                                        0           0              0              0
The Lawrence R. Buchalter 2002 Annuity Trust II                                   0           0              0              0
The Lee G. Vance 2000 Family Trust                                                0           0              0              0

------------------------
(30)     Created by David A. Viniar.

(31)     Created by Frank L. Coulson, Jr.

(32)     Created by Sylvain M. Hefes.

                                                             ITEM 6            ITEM 7       ITEM 8        ITEM 9         ITEM 10
                                                            PLACE OF            SOLE        SHARED         SOLE          SHARED
                                                          ORGANIZATION         VOTING       VOTING      DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK          POWER OF     POWER OF       POWER OF       POWER OF
                ITEM 1                                  UNLESS OTHERWISE      UNCOVERED    UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)           SHARES      SHARES         SHARES         SHARES
-----------------------------------------------------   ----------------      ---------    ---------    -----------    -----------
The Lee G. Vance 2002 Annuity Trust I                                             0           0              0              0
The Leslie C. Sillcox 2003 Annuity Trust I                                        0           0              0              0
The Leslie C. Sillcox 2003 Annuity Trust II                                       0           0              0              0
The Leslie C. Tortora 2002 Annuity Trust I                                        0           0              0              0
The Leslie C. Tortora 2002 Annuity Trust II                                       0           0              0              0
Lloyd C. Blankfein 2000 Family Trust                                              0           0              0              0
The Lloyd C. Blankfein 2002 Annuity Trust I                                       0           0              0              0
The Louise Rice Townsend 2000 Trust                                               0           0              0              0
M. Roch Hillenbrand Trust f/b/o C. Justin Hillenbrand      New Jersey             0           0              0              0
M. Roch Hillenbrand Trust f/b/o Molly D. Hillenbrand       New Jersey             0           0              0              0
The Mallory G. Neidich 2000 Trust                                                 0           0              0              0
The Marc A. Spilker 2000 Family Trust                                             0           0              0              0
The Mark A. Zurack 2000 Family Trust                                              0           0              0              0
The Mark A. Zurack 2000 Issue Trust                                               0           0              0              0
The Mark A. Zurack 2002 Annuity Trust I                                           0           0              0              0
The Mark A. Zurack 2002 Annuity Trust II                                          0           0              0              0
The Mark A. Zurack 2003 Annuity Trust I                                           0           0              0              0
Mark Dehnert Living Trust                                   Illinois              0           0              0              0
The Mark Tercek 2000 Family Trust                                                 0           0              0              0
The Mark Tercek 2002 Annuity Trust I                                              0           0              0              0
The Mark Tercek 2002 Annuity Trust II                                             0           0              0              0
The Mark Tercek 2003 Annuity Trust I                                              0           0              0              0
Marks 2000 (continuing trust)                                                     0           0              0              0
The Mary Agnes Reilly Kiernan 2000 Trust                                          0           0              0              0
The Mary Ann Casati Trust                                                         0           0              0              0
The Matthew D. Rogers 2000 Trust                                                  0           0              0              0

                                                             ITEM 6            ITEM 7       ITEM 8        ITEM 9         ITEM 10
                                                            PLACE OF            SOLE        SHARED         SOLE          SHARED
                                                          ORGANIZATION         VOTING       VOTING      DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK          POWER OF     POWER OF       POWER OF       POWER OF
                ITEM 1                                  UNLESS OTHERWISE      UNCOVERED    UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)           SHARES      SHARES         SHARES         SHARES
-----------------------------------------------------   ----------------      ---------    ---------    -----------    -----------
The Maya Bettina Linden 2000 Trust                                                0           0              0              0
Melissa Jane Minehan 2001 Trust(33)                                               0           0              0              0
The Merritt Moore Townsend 2000 Trust                                             0           0              0              0
The Mesdag Family Trust                                     Delaware              0           0              0              0
The Michael A. Price 2000 Family Trust                                            0           0              0              0
The Michael D. Ryan 2000 Family Trust                                             0           0              0              0
The Michael D. Ryan 2002 Annuity Trust II                                         0           0              0              0
The Michael D. Ryan 2003 Annuity Trust I                                          0           0              0              0
The Michael J. Zamkow 2000 Family Trust                                           0           0              0              0
The Michael J. Zamkow 2001 Trust                                                  0           0              0              0
The Michael J. Zamkow 2002 Annuity Trust I                                        0           0              0              0
The Michael J. Zamkow 2002 Annuity Trust II                                       0           0              0              0
The Michael Stecher 2000 Trust                                                    0           0              0              0
The Milton R. Berlinski 2002 Annuity Trust I                                      0           0              0              0
The Milton R. Berlinski 2002 Annuity Trust II                                     0           0              0              0
The Milton R. Berlinski 2003 Annuity Trust I                                      0           0              0              0
The Milton R. Berlinski 2003 Annuity Trust II                                     0           0              0              0
The Milton R. and Jena M. Berlinski 2003 Life
  Insurance Trust                                                                 0           0              0              0
The Mossavar-Rahmani 2000 Family Trust                                            0           0              0              0
Murphy 2000 (continuing trust)(34)                                                0           0              0              0
Murphy 2002 GRAT(34)                                                              0           0              0              0
The Natalie Cailyn Rogers 2000 Trust                                              0           0              0              0
The Nicole Schiller 2000 Trust                                                    0           0              0              0
The Patrick J. Ward 2001 Trust                                                    0           0              0              0
The Peter C. Gerhard 2000 Family Trust                                            0           0              0              0

------------------------
(33)     Created by E. Gerald Corrigan.

(34)     Created by Thomas S. Murphy, Jr.

                                                             ITEM 6            ITEM 7       ITEM 8        ITEM 9         ITEM 10
                                                            PLACE OF            SOLE        SHARED         SOLE          SHARED
                                                          ORGANIZATION         VOTING       VOTING      DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK          POWER OF     POWER OF       POWER OF       POWER OF
                ITEM 1                                  UNLESS OTHERWISE      UNCOVERED    UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)           SHARES      SHARES         SHARES         SHARES
-----------------------------------------------------   ----------------      ---------    ---------    -----------    -----------
The Peter C. Gerhard 2002 Annuity Trust I                                         0           0              0              0
The Peter C. Gerhard 2002 Annuity Trust II                                        0           0              0              0
The Peter C. Gerhard 2003 Annuity Trust I                                         0           0              0              0
The Peter C. Gerhard 2003 Annuity Trust II                                        0           0              0              0
The Peter D. Kiernan, III 2002 Annuity Trust I                                    0           0              0              0
The Peter D. Kiernan, III 2002 Annuity Trust II                                   0           0              0              0
The Peter Kiernan IV 2000 Trust                                                   0           0              0              0
The Peter S. Kraus 2002 Annuity Trust I                                           0           0              0              0
The Peter S. Kraus 2002 Annuity Trust II                                          0           0              0              0
The Peter S. Kraus 2003 Annuity Trust I                                           0           0              0              0
The Peter S. Kraus 2003 Annuity Trust II                                          0           0              0              0
The Philip D. Murphy 2000 Family Trust                                            0           0              0              0
The Philip D. Murphy 2002 Annuity Trust I                                         0           0              0              0
The Philip D. and Tammy S. Murphy 2002 Life Insurance
  Trust                                                                           0           0              0              0
The Philip Darivoff 2002 Annuity Trust I                                          0           0              0              0
The Philip Darivoff 2002 Annuity Trust II                                         0           0              0              0
The Philip Darivoff 2002 Family Trust                                             0           0              0              0
The Rachel M. Darivoff 2000 Trust                                                 0           0              0              0
The Ralph F. Rosenberg 2000 Family Trust                                          0           0              0              0
The Ralph F. Rosenberg 2002 Annuity Trust I                                       0           0              0              0
The Ralph F. Rosenberg 2002 Annuity Trust II                                      0           0              0              0
The Ralph F. Rosenberg 2003 Annuity Trust I                                       0           0              0              0
The Ralph F. Rosenberg 2003 Annuity Trust II                                      0           0              0              0

                                                             ITEM 6            ITEM 7       ITEM 8        ITEM 9         ITEM 10
                                                            PLACE OF            SOLE        SHARED         SOLE          SHARED
                                                          ORGANIZATION         VOTING       VOTING      DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK          POWER OF     POWER OF       POWER OF       POWER OF
                ITEM 1                                  UNLESS OTHERWISE      UNCOVERED    UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)           SHARES      SHARES         SHARES         SHARES
-----------------------------------------------------   ----------------      ---------    ---------    -----------    -----------
Randal M. Fippinger-Millennium Trust(35)                                          0           0              0              0
The Randolph L. Cowen 2000 Family Trust                                           0           0              0              0
Rayas Trust(36)                                             Jersey                0           0              0              0
The Rebecca Viniar 2000 Trust                                                     0           0              0              0
The Richard A. Friedman 2002 Annuity Trust I                                      0           0              0              0
The Richard A. Friedman 2000 Family Trust                                         0           0              0              0
The Richard A. Sapp 2000 Family Trust                                             0           0              0              0
The Richard A. Sapp 2002 Annuity Trust I                                          0           0              0              0
The Richard A. Sapp 2003 Annuity Trust I                                          0           0              0              0
The Richard E. Witten 2002 Annuity Trust I                                        0           0              0              0
The Richard E. Witten 2002 Annuity Trust II                                       0           0              0              0
The Richard E. Witten 2003 Annuity Trust I                                        0           0              0              0
The Richard E. Witten 2003 Annuity Trust II                                       0           0              0              0
The Richard G. Sherlund 2002 Annuity Trust I                                      0           0              0              0
Robert A. Fippinger, Jr. Millennium Trust(37)                                     0           0              0              0
The Robert B. Litterman 2000 Family Trust                                         0           0              0              0
The Robert B. Litterman 2002 Annuity Trust I                                      0           0              0              0
The Robert B. Litterman 2002 Annuity Trust II                                     0           0              0              0
The Robert B. Morris III 2000 Family Trust                                        0           0              0              0
The Robert B. Morris III 2002 Annuity Trust I                                     0           0              0              0
The Robert B. Morris III 2002 Annuity Trust II                                    0           0              0              0
The Robert B. Morris III 2003 Annuity Trust I                                     0           0              0              0
The Robert B. Morris III 2003 Annuity Trust II                                    0           0              0              0
The Robert J. Hurst 2000 Family Trust                                             0           0              0              0

------------------------
(35)     Created by Ann F. Kaplan.

(36)     Created by Emmanuel Roman.

(37)     Created by Ann F. Kaplan.

                                                             ITEM 6            ITEM 7       ITEM 8        ITEM 9         ITEM 10
                                                            PLACE OF            SOLE        SHARED         SOLE          SHARED
                                                          ORGANIZATION         VOTING       VOTING      DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK          POWER OF     POWER OF       POWER OF       POWER OF
                ITEM 1                                  UNLESS OTHERWISE      UNCOVERED    UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)           SHARES      SHARES         SHARES         SHARES
-----------------------------------------------------   ----------------      ---------    ---------    -----------    -----------
The Robert J. Hurst 2002 Annuity Trust I                                          0           0              0              0
The Robert J. Hurst 2002 Annuity Trust II                                         0           0              0              0
The Robert J. Hurst 2003 Annuity Trust I                                          0           0              0              0
The Robert J. Hurst 2003 Annuity Trust II                                         0           0              0              0
The Robert J. Katz 2002 Annuity Trust I                                           0           0              0              0
The Robert J. Katz 2002 Annuity Trust II                                          0           0              0              0
The Robert J. Katz 2003 Annuity Trust I                                           0           0              0              0
The Robert J. Katz 2003 Annuity Trust II                                          0           0              0              0
The Robert J. O'Shea 2000 Family Trust                                            0           0              0              0
The Robert J. O'Shea 2002 Annuity Trust I                                         0           0              0              0
The Robert J. O'Shea 2002 Annuity Trust II                                        0           0              0              0
The Robert J. O'Shea 2003 Annuity Trust I                                         0           0              0              0
The Robert J. O'Shea 2003 Annuity Trust II                                        0           0              0              0
The Robert J. Pace 2000 Family Trust                                              0           0              0              0
The Robert J. Pace 2002 Annuity Trust I                                           0           0              0              0
The Robert J. Pace 2003 Annuity Trust I                                           0           0              0              0
The Robert J. Pace 2003 Annuity Trust II                                          0           0              0              0
The Robert K. Steel 2002 Annuity Trust I                                          0           0              0              0
The Robert K. Steel 2002 Annuity Trust II                                         0           0              0              0
The Robert K. Steel 2003 Annuity Trust I                                          0           0              0              0
The Robert K. Steel 2003 Annuity Trust II                                         0           0              0              0
Robin Neustein 2002 Annuity Trust                                                 0           0              0              0
Robin Neustein 2003 Annuity Trust                                                 0           0              0              0
The Samantha Schiller 2000 Trust                                                  0           0              0              0
The Sarah B. Lopatin 2000 Trust                                                   0           0              0              0

                                                             ITEM 6            ITEM 7       ITEM 8        ITEM 9         ITEM 10
                                                            PLACE OF            SOLE        SHARED         SOLE          SHARED
                                                          ORGANIZATION         VOTING       VOTING      DISPOSITIVE    DISPOSITIVE
                                                           (NEW YORK          POWER OF     POWER OF       POWER OF       POWER OF
                ITEM 1                                  UNLESS OTHERWISE      UNCOVERED    UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS                           INDICATED)           SHARES      SHARES         SHARES         SHARES
-----------------------------------------------------   ----------------      ---------    ---------    -----------    -----------
The Sarah Delacy Kiernan 2000 Trust                                               0           0               0              0
The Sarah M. Darivoff 2000 Trust                                                  0           0               0              0
The Sarah Rose Berlinski 2000 Trust                                               0           0               0              0
The Scott B. Kapnick 2000 Family Trust                                            0           0               0              0
The Scott B. Kapnick 2002 Annuity Trust I                                         0           0               0              0
The Scott B. Kapnick 2003 Annuity Trust I                                         0           0               0              0
Scott M. Pinkus 2000 Family Trust                           New Jersey            0           0               0              0
The Scott S. Prince Trust                                                         0           0               0              0
The Sharmin Mossavar-Rahmani 2002 Annuity Trust I                                 0           0               0              0
The Sharmin Mossavar-Rahmani 2003 Annuity Trust I                                 0           0               0              0
The Stephen M. Neidich 2000 Trust                                                 0           0               0              0
The Steven J. Wisch 2001 Family Trust                                             0           0               0              0
The Steven J. Wisch 2002 Annuity Trust I                                          0           0               0              0
The Steven J. Wisch 2003 Annuity Trust I                                          0           0               0              0
The Steven M. Heller, Jr. 2000 Trust                                              0           0               0              0
The Steven Starker 2001 Family Trust                                              0           0               0              0
The Steven Starker 2002 Grantor Retained Annuity Trust                            0           0               0              0
The Steven T. Mnuchin 2000 Family Trust                                           0           0               0              0
The Steven T. Mnuchin 2002 Annuity Trust I                                        0           0               0              0
The Steven T. Mnuchin 2003 Annuity Trust I                                        0           0               0              0
The Steven T. Mnuchin 2003 Annuity Trust II                                       0           0               0              0
The Stuart Mark Rothenberg 2000 Family Trust                                      0           0               0              0
The Stuart Mark Rothenberg 2002 Annuity Trust I                                   0           0               0              0
The Stuart Mark Rothenberg 2002 Annuity Trust II                                  0           0               0              0

                                          ITEM 6         ITEM 7      ITEM 8       ITEM 9       ITEM 10
                                         PLACE OF         SOLE       SHARED        SOLE         SHARED
                                       ORGANIZATION      VOTING      VOTING     DISPOSITIVE  DISPOSITIVE
                                         (NEW YORK      POWER OF    POWER OF     POWER OF      POWER OF
              ITEM 1                 UNLESS OTHERWISE   UNCOVERED   UNCOVERED    UNCOVERED    UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)       SHARES      SHARES       SHARES        SHARES
----------------------------------   ----------------   ---------   ---------   ----------   -----------
The Stuart Mark Rothenberg 2003
   Annuity Trust I                                          0           0            0            0
The Stuart Mark Rothenberg 2003
   Annuity Trust II                                         0           0            0            0
The Suzanne E. Cohen 2000 Trust                             0           0            0            0
The Terence M. O' Toole 2000
   Family Trust                                             0           0            0            0
The Terence M. O' Toole 2002
   Annuity Trust I                                          0           0            0            0
The Tess Augusta Linden 2000 Trust                          0           0            0            0
The Thomas J. Healey 2001 Annuity
   Trust                               New Jersey           0           0            0            0
The Thomas J. Healey 2002 Annuity
   Trust                                                    0           0            0            0
The Thomas J. Healey 2003 Annuity
   Trust                               New Jersey           0           0            0            0
The Thomas J. Healey 2003 Annuity
   Trust II                            New Jersey           0           0            0            0
The Thomas K. Montag 2000 Family
   Trust                                                    0           0            0            0
The Tracy Richard Wolstencroft
   2000 Family Trust                                        0           0            0            0
The Tracy Richard Wolstencroft
   2002 Annuity Trust I                                     0           0            0            0
The Tracy Richard Wolstencroft
   2003 Annuity Trust I                                     0           0            0            0
Trust for the benefit of David
   Ford, Jr. under Indenture
   of Trust B of David B. Ford
   dated 6/16/00                       Pennsylvania         0           0            0            0
Trust for the benefit of Jamie
   Ford under Indenture of
   Trust B of David B. Ford
   dated as of 6/16/00                 Pennsylvania         0           0            0            0
Trust for the benefit of Megan
   H. Hagerty u/a DTD 3/26/01(38)      New Jersey           0           0            0            0
Trust f/b/o Megan H. Hagerty
   u/a/d June 5, 2002(38)                                   0           0            0            0
Trust f/b/o Megan H. Hagerty
   u/a/d March 26, 2003(38)            New Jersey           0           0            0            0
Trust f/b/o Megan H. Hagerty
   u/a/d June 13, 2003(38)             New Jersey
Trust for the benefit of
   Thomas Jeremiah Healey u/a
   DTD 3/26/01                         New Jersey           0           0            0            0

------------------------
(38)       Created by Thomas J. Healey.

                                          ITEM 6         ITEM 7      ITEM 8       ITEM 9      ITEM 10
                                         PLACE OF         SOLE       SHARED        SOLE        SHARED
                                       ORGANIZATION      VOTING      VOTING     DISPOSITIVE  DISPOSITIVE
                                         (NEW YORK      POWER OF    POWER OF     POWER OF      POWER OF
              ITEM 1                 UNLESS OTHERWISE   UNCOVERED   UNCOVERED    UNCOVERED    UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)       SHARES      SHARES       SHARES       SHARES
----------------------------------   ----------------   ---------   ---------   ----------   -----------
Trust f/b/o Thomas Jeremiah
   Healey u/a/d June 5, 2002                                0           0            0            0
Trust f/b/o Thomas Jeremiah
   Healey u/a/d March 26, 2003       New Jersey             0           0            0            0
Trust f/b/o Thomas Jeremiah
   Healey u/a/d June 13, 2003        New Jersey             0           0            0            0
The Unicorn Trust(39)                UK                     0           0            0            0
Vyrona Trust(40)                     Jersey                 0           0            0            0
The William C. Sherlund 2000
   Trust                                                    0           0            0            0
The William Keith Litzenberger
   Remainder Trust                                          0           0            0            0
Zachariah Cobrinik 2001 Family
   Trust                                                    0           0            0            0
The Zachariah Cobrinik Family
   2000 Trust                                               0           0            0            0
Zachariah Cobrinik 2002
   Annuity Trust                                            0           0            0            0
Zachariah Cobrinik 2003
   Annuity Trust                                            0           0            0            0

PARTNERSHIPS

ALS Investment Partners, L.P.(41)    Delaware               0           0            0            0
Beech Associates, L.P.(42)           Delaware               0           0            0            0
Crestley, L.P.(42)                   Delaware               0           0            0            0
Greenley Partners, L.P.(44)          Delaware               0           0            0            0
HEMPA Limited Partnership(45)        Delaware               0           0            0            0
JSS Investment Partners, L.P.(46)    Delaware               0           0            0            0
The Litzenberger Family Limited
   Partnership                       Delaware               0           0            0            0
Mesdag Family Limited Partnership    Delaware               0           0            0            0
Mijen Family Partnership(47)         Illinois               0           0            0            0
Opatrny Investment Partners, L.P.    Delaware               0           0            0            0
Quail Brook GS Partners, L.P.(48)    Delaware               0           0            0            0
Rantz GS Investment Partners,
   L.P.                              Delaware               0           0            0            0

----------
(39)       Created by Wiet H.M. Pot.

(40)       Created by Sylvain M. Hefes.

(41)       Created by Charles B. Seelig, Jr.

(42)       Created by David B. Ford.

(43)       Created by Thomas J. Healey.

(44)       Created by Jaime E. Yordan.

(45)       Created by Henry M. Paulson, Jr.

(46)       Created by Jonathan S. Savitz.

(47)       Created by Peter Layton.

(48)       Created by Barry L. Zubrow.

                                          ITEM 6         ITEM 7      ITEM 8       ITEM 9      ITEM 10
                                         PLACE OF         SOLE       SHARED        SOLE        SHARED
                                       ORGANIZATION      VOTING      VOTING     DISPOSITIVE  DISPOSITIVE
                                         (NEW YORK      POWER OF    POWER OF     POWER OF      POWER OF
              ITEM 1                 UNLESS OTHERWISE   UNCOVERED   UNCOVERED    UNCOVERED    UNCOVERED
    NAMES OF REPORTING PERSONS          INDICATED)       SHARES      SHARES       SHARES       SHARES
----------------------------------   ----------------   ---------   ---------   ----------   -----------
Savitz Investment Partners,
   L.P.(49)                          Delaware               0           0            0            0
Stone Gate GS Partners, L.P.(50)     Delaware               0           0            0            0
Trott GS Investment Partners, L.P.   Delaware               0           0            0            0
Tuft GS Investment Partners, L.P.    Delaware               0           0            0            0
Ward Investment Partners, L.P.       Delaware               0           0            0            0
Windy Hill Investment Company II,
   L.P.(51)                          Delaware               0           0            0            0
Winkelried Investment Partners,
   L.P.                              Delaware               0           0            0            0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC          Delaware               0           0            0            0
The Lawrence Cohen Family LLC        Delaware               0           0            0            0
The Rebecca Amitai Family LLC        Delaware               0           0            0            0
The Steven Starker Family LLC        Delaware               0           0            0            0

CORPORATIONS

Anahue Limited(52)                   Jersey                 0           0            0            0
Chambolle Limited1(53)               Jersey                 0           0            0            0
Guapulo Holdings Ltd(54)             Jersey                 0           0            0            0
HJS2 Limited(55)                     Cayman Islands         0           0            0            0
Majix Limited(56)                    Jersey                 0           0            0            0
Melalula Limited(57)                 Jersey                 0           0            0            0
RJG Holding Company(58)              Cayman Islands         0           0            0            0
Robinelli Limited(59)                Jersey                 0           0            0            0
Vyrona Holdings Limited(60)          Jersey                 0           0            0            0
Zurrah Limited(61)                   Jersey                 0           0            0            0

----------
(49)       Created by Peter Savitz.

(50)       Created by Connie K. Duckworth.

(51)       Created by Joseph D. Gutman.

(52)       Created by Andrew A. Chisholm.

(53)       Created by Emmanuel Roman.

(54)       Created by Erland S. Karlsson.

(55)       Created by Hsueh J. Sung.

(56)       Created by Alok Oberoi.

(57)       Created by Peter D. Sutherland.

(58)       Created by Richard J. Gnodde.

(59)       Created by Claudio Costamagna.

(60)       Created by Sylvain M. Hefes.

(61)       Created by Yoel Zaoui.

         This Amendment No. 43 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 43 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered

Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson") and the former members (the "Walter Frank Covered Persons" and, together with the Hull Covered Persons, the SLK Covered Persons and the Jacobson Covered Persons, the "Acquisition Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson or Walter Frank or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on June 26, 2003 and are expected to terminate on or around July 25, 2003. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 16,642,481 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program (of which 1,386,274 Covered Shares have been sold from June 26, 2003 through July 11,
2003). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). Certain participants in the Channel A Sales Program are effecting their sales pursuant to plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, as described in Annex C. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

         The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc. (the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to 22,931,296 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program (of which 5,027,354 Covered Shares have been sold from June 26, 2003 through July 11, 2003). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement" and, together with the SLK Member Agreement and the Jacobson Member Agreement, the "Member Agreements"), between such Walter Frank Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson or Walter Frank, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, and each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, 54,786,126 Covered Shares on May 8, 2003 and 177,851 Covered Shares on June 26, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, and as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 26, 2004 and June 26, 2005. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 647,058 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and up to an aggregate of 2,171,950 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered

Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., John
A. Thain and Lloyd C. Blankfein are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. On June 25, 2003, a similar arrangement was established with respect to a previously established Estate Planning Covered Person, with the IPO Pledge being replaced by a guarantee and pledge agreement entered into by the Estate Planning Covered Person and the Individual Covered Person pledging his interests in the entity to GS Inc.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 1,331,643 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002 and January 8, 2003, GS Inc. entered into a Registration Rights Instrument and four substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 3,093,800 Covered Shares with strike prices ranging from $65 to $100 and maturity dates ranging from July 19, 2003 to January 21, 2006. None of these Covered Persons is employed by Goldman Sachs. An Individual Covered Person not employed by Goldman Sachs has written an American-style put option on 5,000 Covered Shares with a strike price of $75 and a maturity date of January 17, 2004.

         On May 8, 2003, an Individual Covered Person purchased an American-style put option on 40,000 Covered Shares with a strike price of $70.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 40,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004. On June 3, 2003, this Individual Covered Person purchased an American-style put option on 30,000 Covered Shares with a strike price of $75.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 30,000 Covered Shares with a strike price of $90.00 and an expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 67,600 Uncovered Shares with strike prices ranging from $80 to $90 and maturity dates ranging from July 19, 2003 to October 18, 2003.

         An Individual Covered Person who is not employed by GS Inc. entered into two separate pre-paid variable share forward contracts on June 2, 2003 on Covered Shares that were not subject to any transfer restrictions. One contract relates to 74,051 Covered Shares, has a Cap Price (as used in the formula below) of $98.59 and a Floor Price (as used in the formula below) of $82.15, and yielded proceeds to the Individual Covered Person of $5,275,126.66. The other contract relates to 74,052 Covered Shares, has a Cap Price of $98.42 and a Floor Price of $82.02, and yielded proceeds to the Individual Covered Person of $5,267,570.54. Both contracts have a delivery date of June 7, 2006 (the "Delivery Date"). Under each contract, in exchange for receiving the proceeds, the Individual Covered Person agreed to deliver a number of shares of Common Stock on the Delivery Date (or on an earlier date if the contract is terminated early) pursuant to the following formula: (i) if the price of Common Stock on June 2, 2006 (the "Final Price") is less than the Floor Price, the number of shares to which the contract relates (the "Number of Shares"); (ii) if the Final Price is less than the Cap Price, but greater than the Floor Price, then a number of shares equal to the Number of Shares times the Floor Price divided by the Final Price; (iii) if the Final Price is greater than the Cap Price, then a number of shares equal to the Number of Shares multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the Final Price and the Cap Price, and the denominator of which is the Final Price. Alternatively, the Individual Covered Person has the option to cash settle either contract, with the cash settlement amount being equal to the Number of Shares to be delivered times the Final Price. In connection with these contracts, the Individual Covered Person pledged an aggregate of 148,103 Covered Shares to the counterparties to secure the delivery obligation.

Material to be Filed as Exhibits

Exhibit                                                                 Description
-------                -------------------------------------------------------------------------------------------------------------
  A.                   Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

  B.                   Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  C.                   Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D.                   Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No.
                       005-56295)).

  E.                   Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to
                       Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  F.                   Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to
                       Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

  G.                   Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The
                       Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule
                       13D, filed June 21, 2000 (File No. 005-56295)).

  H.                   Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs
                       Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  I.                   Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates,
                       L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                       2000 (File No. 005-56295)).

  J.                   Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to
                       Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  K.                   Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to
                       Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L.                   Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to
                       Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  M.                   Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to
                       Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

Exhibit                                                                 Description
-------                -------------------------------------------------------------------------------------------------------------
  N.                   Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                       005-56295)).

  O.                   Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to
                       Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  P.                   Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit
                       R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

  Q.                   Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial Schedule 13D,
                       filed March 29, 2001 (File No. 005-56295)).

  R.                   Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of
                       October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to
                       Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  S.                   Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person
                       (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed November 3,
                       2000 (File No. 005-56295)).

  T.                   Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to
                       Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No. 005-56295)).

  U.                   Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person
                       (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed March 28,
                       2001 (File No. 005-56295)).

  V.                   Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each Jacobson Covered Person
                       (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28,
                       2001 (File No. 005-56295)).

  W.                   Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No.
                       19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  X.                   Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment
                       No. 19 to the Initial Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  Y.                   Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations
                       (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21,
                       2001 (File No. 005-56295)).

  Z.                   Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S.
                       corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule 13D, filed
                       December 21, 2001 (File No. 005-56295)).

Exhibit                                                                 Description
-------                -------------------------------------------------------------------------------------------------------------
  AA.                  Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to
                       Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group,
                       Inc.).

  BB.                  Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program
                       (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed June 20, 2002
                       (File No. 005-56295)).

  CC.                  Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter Frank Covered Person
                       (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002
                       (File No. 005-56295)).

  DD.                  Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter Frank Covered Person
                       (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002
                       (File No. 005-56295)).

  EE.                  Supplemental Registration Rights Instrument, dated as of December 20, 2002 (incorporated by reference to
                       Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group,
                       Inc.).

  FF.                  Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit
                       FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

                                                                             CONVICTIONS OR      BENEFICIAL
                                                                              VIOLATIONS OF    OWNERSHIP OF THE
                                                                            FEDERAL OR STATE   COMMON STOCK OF
                                                         PRESENT             LAWS WITHIN THE     THE GOLDMAN
  NAME            CITIZENSHIP    BUSINESS ADDRESS       EMPLOYMENT           LAST FIVE YEARS   SACHS GROUP, INC.
------------------------------------------------------------------------------------------------------------------
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
------------------------------------------------------------------------------------------------------------------
Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.
------------------------------------------------------------------------------------------------------------------
Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA
------------------------------------------------------------------------------------------------------------------
Anthony J.            UK        26 New Street,       Partner,                     None         None
Dessain                         St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA
------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX B

ITEMS 2(D)
   AND 2(E).      INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4.           PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED
                  PERSONS

         Pursuant to sales plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, each of the Covered Persons listed below may sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Channel A Sales Program described in Item 4.

                                                                                    NUMBER OF SHARES SOLD FROM JUNE
                                               MAXIMUM NUMBER OF SHARES THAT        26, 2003 THROUGH JULY 11, 2003
   COVERED PERSON                                MAY BE SOLD UNDER THE PLAN                 UNDER THE PLAN
--------------------------------------------------------------------------------------------------------------------
Christopher A. Cole                                     135,000                                 69,302
--------------------------------------------------------------------------------------------------------------------
Suzanne M. Nora Johnson                                 556,969                                350,000
--------------------------------------------------------------------------------------------------------------------
Peter S. Kraus                                           50,000                                      0
--------------------------------------------------------------------------------------------------------------------
Eric M. Mindich                                         150,000                                 60,000
--------------------------------------------------------------------------------------------------------------------
Philip D. Murphy                                        350,000                                100,000
--------------------------------------------------------------------------------------------------------------------
Gregory K. Palm                                         100,000                                 25,000
--------------------------------------------------------------------------------------------------------------------
Esta E. Stecher                                          50,000                                      0
--------------------------------------------------------------------------------------------------------------------
John S. Weinberg                                        100,000                                 50,000
--------------------------------------------------------------------------------------------------------------------
Peter A. Weinberg                                       165,000                                125,000
--------------------------------------------------------------------------------------------------------------------

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 15,166,479 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

   COVERED PERSON              TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Channel A Sales
Christopher A. Cole           July 1, 2003           5,000             $83.85
Robert J. Hurst               July 1, 2003          20,000             $83.85
Kevin W. Kennedy              July 1, 2003          25,000             $83.85
John G. Ketterer III          July 1, 2003           5,000             $83.85
Christopher A. Cole           July 2, 2003           7,500             $85.19
Eric M. Mindich               July 2, 2003          10,000             $85.19
Philip D. Murphy              July 2, 2003          50,000             $85.19
Suzanne Nora Johnson          July 2, 2003         250,000             $85.19
John S. Weinberg              July 2, 2003          25,000             $85.19
Peter A. Weinberg             July 2, 2003          20,000             $85.19
Christopher A. Cole           July 3, 2003           7,500             $84.74
Kevin W. Kennedy              July 3, 2003          25,000             $84.74
John G. Ketterer III          July 3, 2003          10,000             $84.74
Eric M. Mindich               July 3, 2003          10,000             $84.74
Christopher A. Cole           July 7, 2003           5,000             $87.43
Christopher A. Cole           July 8, 2003           7,500             $87.81
Richard A. Friedman           July 8, 2003         100,000             $87.81
Robert J. Hurst               July 8, 2003          20,000             $87.81
Kevin W. Kennedy              July 8, 2003          25,000             $87.81
Eric M. Mindich               July 8, 2003          10,000             $87.81
John S. Weinberg              July 8, 2003          25,000             $87.81
Peter A. Weinberg             July 8, 2003          40,000             $87.81
Christopher A. Cole           July 9, 2003           7,500             $88.12
Eric M. Mindich               July 9, 2003          10,000             $88.12
Gregory K. Palm               July 9, 2003          25,000             $88.12
Peter A. Weinberg             July 9, 2003          20,000             $88.12
Christopher A. Cole           July 10, 2003          7,500             $86.50
Eric M. Mindich               July 10, 2003         10,000             $86.50
Christopher A. Cole           July 11, 2003          7,500             $87.37
Scott B. Kapnick              July 11, 2003         25,000             $87.37
Eric M. Mindich               July 11, 2003         10,000             $87.37
Michael S. Sherwood           July 11, 2003        150,000             $87.37

Channel B Sales
Bradley I. Abelow             July 1, 2003           1,500             $83.82
E. Gerald Corrigan            July 1, 2003          10,000             $83.82
James A. Coufos               July 1, 2003           1,000             $83.82
Timothy D. Dattels            July 1, 2003           5,000             $83.82
Neil V. Desena                July 1, 2003           8,822             $83.82
Glenn P. Earle                July 1, 2003           9,973             $83.82
Paul S. Efron                 July 1, 2003           3,000             $83.82

   COVERED PERSON              TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Aubrey Ellis, Jr.             July 1, 2003          18,001             $83.82
Joseph H. Gleberman           July 1, 2003          25,000             $83.82
David L. Henle                July 1, 2003           5,000             $83.82
Guapulo Holdings Ltd          July 1, 2003           4,762             $83.82
Robert J. Katz                July 1, 2003          15,000             $83.82
William J. Kenney             July 1, 2003          10,000             $83.82
David G. Lambert              July 1, 2003           1,000             $83.82
Mijen Family Partnership      July 1, 2003           2,000             $83.82
Matthew G. L'Heureux          July 1, 2003          44,768             $83.82
Jonathan M. Lopatin           July 1, 2003           4,700             $83.82
Peter G.C. Mallinson          July 1, 2003          30,000             $83.82
Ronald G. Marks               July 1, 2003           5,000             $83.82
The Unicorn Trust             July 1, 2003          11,713             $83.82
Emmanuel Roman                July 1, 2003           5,617             $83.82
Chambolle Limited             July 1, 2003             880             $83.82
Richard A. Sapp               July 1, 2003          10,000             $83.82
Joseph Sassoon                July 1, 2003           5,000             $83.82
Steven M. Shafran             July 1, 2003          20,000             $83.82
Richard S. Sharp              July 1, 2003          25,000             $83.82
Richard G. Sherlund           July 1, 2003          25,000             $83.82
Howard A. Silverstein         July 1, 2003           3,500             $83.82
Marc A. Spilker               July 1, 2003           2,000             $83.82
Daniel W. Stanton             July 1, 2003          22,000             $83.82
Steven R. Starker             July 1, 2003          25,000             $83.82
Melalula Limited              July 1, 2003           4,629             $83.82
John R. Tormondsen            July 1, 2003           8,000             $83.82
Barry S. Volpert              July 1, 2003          20,000             $83.82
Yasuyo Yamazaki               July 1, 2003           1,500             $83.82
Mark A. Zurack                July 1, 2003           3,000             $83.82
E. Gerald Corrigan            July 2, 2003          10,000             $85.33
James A. Coufos               July 2, 2003           1,000             $85.33
Frank L. Coulson Jr.          July 2, 2003          10,000             $85.33
Timothy D. Dattels            July 2, 2003           5,000             $85.33
Pieter Maarten Feenstra       July 2, 2003          10,000             $85.33
Christopher G. French         July 2, 2003          20,031             $85.33
Joseph H. Gleberman           July 2, 2003          10,000             $85.33
Jeffrey B. Goldenberg         July 2, 2003          10,000             $85.33
Andrew M. Gordon              July 2, 2003          10,000             $85.33
Joseph D. Gutman              July 2, 2003          10,000             $85.33
David B. Heller               July 2, 2003           6,000             $85.33
Guapulo Holdings Ltd          July 2, 2003           4,762             $85.33
Robert J. Katz                July 2, 2003          15,000             $85.33
William J. Kenney             July 2, 2003          13,010             $85.33
Bradford C. Koenig            July 2, 2003          75,517             $85.33
Jonathan L. Kolatch           July 2, 2003          25,000             $85.33
David G. Lambert              July 2, 2003           1,000             $85.33
Mijen Family Partnership      July 2, 2003           4,000             $85.33
Jonathan M. Lopatin           July 2, 2003           4,700             $85.33
Ronald G. Marks               July 2, 2003          16,657             $85.33
The Unicorn Trust             July 2, 2003          11,713             $85.33
Scott S. Prince               July 2, 2003           8,000             $85.33
Chambolle Limited             July 2, 2003           2,056             $85.33
Richard A. Sapp               July 2, 2003          20,000             $85.33

   COVERED PERSON              TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Joseph Sassoon                July 2, 2003           7,000             $85.33
Howard B. Schiller            July 2, 2003          10,000             $85.33
Steven M. Shafran             July 2, 2003          12,311             $85.33
Richard S. Sharp              July 2, 2003          75,000             $85.33
Richard G. Sherlund           July 2, 2003          25,000             $85.33
Howard A. Silverstein         July 2, 2003           3,500             $85.33
Marc A. Spilker               July 2, 2003           2,000             $85.33
Melalula Limited              July 2, 2003           4,629             $85.33
John R. Tormondsen            July 2, 2003           7,000             $85.33
John E. Urban                 July 2, 2003           9,000             $85.33
Barry S. Volpert              July 2, 2003          20,000             $85.33
Yasuyo Yamazaki               July 2, 2003           1,500             $85.33
Mark A. Zurack                July 2, 2003           5,000             $85.33
Bradley I. Abelow             July 3, 2003           5,000             $84.73
Frank A. Bednarz              July 3, 2003           1,000             $84.73
James A. Coufos               July 3, 2003           1,000             $84.73
Frank L. Coulson Jr.          July 3, 2003          10,000             $84.73
Timothy D. Dattels            July 3, 2003           2,500             $84.73
Paul S. Efron                 July 3, 2003           3,000             $84.73
Pieter Maarten Feenstra       July 3, 2003          10,000             $84.73
M. Roch Hillenbrand           July 3, 2003           5,000             $84.73
Francis J. Ingrassia          July 3, 2003          10,000             $84.73
James A Jacobson              July 3, 2003          25,000             $84.73
Barry A. Kaplan               July 3, 2003          20,000             $84.73
Guapulo Holdings Ltd          July 3, 2003           4,762             $84.73
Robert J. Katz                July 3, 2003          15,000             $84.73
Douglas W. Kimmelman          July 3, 2003          25,000             $84.73
David G. Lambert              July 3, 2003           1,000             $84.73
Mijen Family Partnership      July 3, 2003           5,000             $84.73
Jonathan M. Lopatin           July 3, 2003           4,700             $84.73
Ronald G. Marks               July 3, 2003           5,000             $84.73
Eff W. Martin                 July 3, 2003          10,000             $84.73
The Edward Scott Mead 2001    July 3, 2003          10,000             $84.73
Trust
The Unicorn Trust             July 3, 2003          11,713             $84.73
Scott S. Prince               July 3, 2003           2,000             $84.73
Simon M. Robertson            July 3, 2003          20,000             $84.73
Chambolle Limited             July 3, 2003           2,056             $84.73
Richard A. Sapp               July 3, 2003          20,000             $84.73
Joseph Sassoon                July 3, 2003           7,000             $84.73
Tsutomu Sato                  July 3, 2003          25,000             $84.73
Richard G. Sherlund           July 3, 2003          20,283             $84.73
Howard A. Silverstein         July 3, 2003           3,000             $84.73
Marc A. Spilker               July 3, 2003           2,000             $84.73
Daniel W. Stanton             July 3, 2003          10,000             $84.73
Steven R. Starker             July 3, 2003          25,000             $84.73
Melalula Limited              July 3, 2003           4,629             $84.73
Gene T. Sykes                 July 3, 2003          10,000             $84.73
Mark R. Tercek                July 3, 2003          10,000             $84.73
John R. Tormondsen            July 3, 2003           5,000             $84.73
Malcolm B. Turnbull*          July 3, 2003           5,000             $84.73
Barry S. Volpert              July 3, 2003          20,000             $84.73
Yasuyo Yamazaki               July 3, 2003           1,500             $84.73

    COVERED PERSON             TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Mark A. Zurack                July 3, 2003           5,000             $84.73
James A. Coufos               July 7, 2003           1,000             $87.47
Philip M. Darivoff            July 7, 2003           5,000             $87.47
Timothy D. Dattels            July 7, 2003           2,500             $87.47
Pieter Maarten Feenstra       July 7, 2003          10,000             $87.47
Barry A. Kaplan               July 7, 2003          10,000             $87.47
Guapulo Holdings Ltd          July 7, 2003           4,762             $87.47
Robert J. Katz                July 7, 2003          15,000             $87.47
David G. Lambert              July 7, 2003           1,000             $87.47
Jonathan M. Lopatin           July 7, 2003           4,700             $87.47
Peter G.C. Mallinson          July 7, 2003          20,000             $87.47
Ronald G. Marks               July 7, 2003           5,000             $87.47
The Unicorn Trust             July 7, 2003          11,713             $87.47
Simon M. Robertson            July 7, 2003          20,000             $87.47
Chambolle Limited             July 7, 2003             880             $87.47
Joseph Sassoon                July 7, 2003           8,000             $87.47
Howard A. Silverstein         July 7, 2003           3,000             $87.47
Melalula Limited              July 7, 2003           4,629             $87.47
John R. Tormondsen            July 7, 2003           5,000             $87.47
Barry S. Volpert              July 7, 2003          20,000             $87.47
Yasuyo Yamazaki               July 7, 2003           1,500             $87.47
Mark A. Zurack                July 7, 2003           3,000             $87.47
Bradley I. Abelow             July 8, 2003           2,500             $87.82
Michael J. Carr               July 8, 2003          30,000             $87.82
James A. Coufos               July 8, 2003           2,000             $87.82
Frank L. Coulson Jr.          July 8, 2003          20,000             $87.82
Paul S. Efron                 July 8, 2003           3,000             $87.82
Pieter Maarten Feenstra       July 8, 2003           5,000             $87.82
Peter C. Gerhard              July 8, 2003           3,906             $87.82
Joseph H. Gleberman           July 8, 2003          10,000             $87.82
Jeffrey B. Goldenberg         July 8, 2003          10,000             $87.82
Andrew M. Gordon              July 8, 2003          15,000             $87.82
David B. Heller               July 8, 2003           6,000             $87.82
David L. Henle                July 8, 2003           5,000             $87.82
Francis J. Ingrassia          July 8, 2003          20,000             $87.82
Barry A. Kaplan               July 8, 2003          10,000             $87.82
Guapulo Holdings Ltd          July 8, 2003           4,762             $87.82
Robert J. Katz                July 8, 2003          15,000             $87.82
William J. Kenney             July 8, 2003           5,000             $87.82
Jonathan L. Kolatch           July 8, 2003          25,000             $87.82
David G. Lambert              July 8, 2003           5,000             $87.82
Mijen Family Partnership      July 8, 2003          10,000             $87.82
Jonathan M. Lopatin           July 8, 2003           4,700             $87.82
Ronald G. Marks               July 8, 2003           5,000             $87.82
Eff W. Martin                 July 8, 2003          10,000             $87.82
John P. McNulty               July 8, 2003          70,000             $87.82
The Edward Scott Mead 2001    July 8, 2003          10,000             $87.82
Trust
R. Scott Morris               July 8, 2003           3,000             $87.82
Sharmin Mossavar-Rahmani      July 8, 2003          10,000             $87.82
The Unicorn Trust             July 8, 2003          11,713             $87.82
Simon M. Robertson            July 8, 2003          20,000             $87.82
Chambolle Limited             July 8, 2003           2,205             $87.82

   COVERED PERSON              TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Richard A. Sapp               July 8, 2003          16,407             $87.82
Joseph Sassoon                July 8, 2003           8,000             $87.82
Muneer A. Satter              July 8, 2003          10,000             $87.82
Howard B. Schiller            July 8, 2003          10,000             $87.82
Howard A. Silverstein         July 8, 2003           4,000             $87.82
Marc A. Spilker               July 8, 2003          25,000             $87.82
Daniel W. Stanton             July 8, 2003          20,000             $87.82
Steven R. Starker             July 8, 2003          35,000             $87.82
Melalula Limited              July 8, 2003           4,629             $87.82
Gene T. Sykes                 July 8, 2003          15,000             $87.82
Mark R. Tercek                July 8, 2003          15,000             $87.82
John R. Tormondsen            July 8, 2003           5,000             $87.82
Thomas E. Tuft                July 8, 2003          10,000             $87.82
Malcolm B. Turnbull*          July 8, 2003           7,500             $87.82
John E. Urban                 July 8, 2003           5,684             $87.82
Barry S. Volpert              July 8, 2003          10,000             $87.82
George W. Wellde Jr.          July 8, 2003          26,396             $87.82
Gary W. Williams              July 8, 2003          30,000             $87.82
Kendrick R. Wilson III        July 8, 2003          20,000             $87.82
Yasuyo Yamazaki               July 8, 2003           3,000             $87.82
Barry & Jan Zubrow CRUT       July 8, 2003          45,000             $87.82
Mark A. Zurack                July 8, 2003           5,000             $87.82
Bradley I. Abelow             July 9, 2003           2,000             $88.13
Lawrence A. Cohen             July 9, 2003          10,000             $88.13
Carlos A. Cordeiro            July 9, 2003          30,000             $88.13
James A. Coufos               July 9, 2003           2,000             $88.13
Frank L. Coulson Jr.          July 9, 2003          10,000             $88.13
Pieter Maarten Feenstra       July 9, 2003           5,000             $88.13
Joseph H. Gleberman           July 9, 2003          10,000             $88.13
David B. Heller               July 9, 2003           6,000             $88.13
M. Roch Hillenbrand           July 9, 2003           5,000             $88.13
Barry A. Kaplan               July 9, 2003          10,000             $88.13
Guapulo Holdings Ltd          July 9, 2003           4,762             $88.13
Robert J. Katz                July 9, 2003          15,000             $88.13
Douglas W. Kimmelman          July 9, 2003          25,000             $88.13
David G. Lambert              July 9, 2003           2,500             $88.13
Jonathan M. Lopatin           July 9, 2003           4,700             $88.13
Ronald G. Marks               July 9, 2003           5,000             $88.13
Nicholas L. Marovich          July 9, 2003           9,918             $88.13
The Edward Scott Mead 2001    July 9, 2003          20,000             $88.13
Trust
Michael E. Novogratz          July 9, 2003          24,881             $88.13
Donald C. Opatrny Jr.         July 9, 2003          10,000             $88.13
The Unicorn Trust             July 9, 2003          11,713             $88.13
Simon M. Robertson            July 9, 2003          20,000             $88.13
Chambolle Limited             July 9, 2003           2,205             $88.13
Joseph Sassoon                July 9, 2003           7,000             $88.13
Tsutomu Sato                  July 9, 2003          30,216             $88.13
Muneer A. Satter              July 9, 2003          10,000             $88.13
Richard S. Sharp              July 9, 2003          40,000             $88.13
Howard A. Silverstein         July 9, 2003           4,000             $88.13
Cody J Smith                  July 9, 2003          40,000             $88.13
Steven R. Starker             July 9, 2003          30,442             $88.13

   COVERED PERSON              TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Melalula Limited              July 9, 2003           4,629             $88.13
Mark R. Tercek                July 9, 2003           5,000             $88.13
John R. Tormondsen            July 9, 2003           6,496             $88.13
Thomas E. Tuft                July 9, 2003           5,000             $88.13
Malcolm B. Turnbull*          July 9, 2003           2,500             $88.13
Gary W. Williams              July 9, 2003          20,000             $88.13
Yasuyo Yamazaki               July 9, 2003           3,000             $88.13
Mark A. Zurack                July 9, 2003           5,000             $88.13
Bradley I. Abelow             July 10, 2003          1,000             $86.89
James A. Coufos               July 10, 2003          2,000             $86.89
Timothy D. Dattels            July 10, 2003          9,454             $86.89
Alexander C. Dibelius         July 10, 2003         25,000             $86.89
Pieter Maarten Feenstra       July 10, 2003          5,000             $86.89
Jeffrey B. Goldenberg         July 10, 2003          5,000             $86.89
James A Jacobson              July 10, 2003         25,000             $86.89
Guapulo Holdings Ltd          July 10, 2003          4,762             $86.89
Robert J. Katz                July 10, 2003         15,000             $86.89
David G. Lambert              July 10, 2003          2,500             $86.89
Robert Litterman              July 10, 2003         20,000             $86.89
Jonathan M. Lopatin           July 10, 2003          4,700             $86.89
Sharmin Mossavar-Rahmani      July 10, 2003         10,000             $86.89
Donald C. Opatrny Jr.         July 10, 2003         10,000             $86.89
The Unicorn Trust             July 10, 2003         11,714             $86.89
Chambolle Limited             July 10, 2003          2,205             $86.89
Ralph F. Rosenberg            July 10, 2003         34,775             $86.89
Muneer A. Satter              July 10, 2003         10,000             $86.89
Richard S. Sharp              July 10, 2003         20,000             $86.89
Howard A. Silverstein         July 10, 2003          4,000             $86.89
Melalula Limited              July 10, 2003          4,629             $86.89
Mark R. Tercek                July 10, 2003          5,000             $86.89
Thomas E. Tuft                July 10, 2003          5,000             $86.89
Malcolm B. Turnbull*          July 10, 2003          7,929             $86.89
Gary W. Williams              July 10, 2003         10,000             $86.89
Yasuyo Yamazaki               July 10, 2003          3,000             $86.89
Barry & Jan Zubrow CRUT       July 10, 2003         35,993             $86.89
Mark A. Zurack                July 10, 2003          5,000             $86.89
James A. Coufos               July 11, 2003          1,000             $87.36
Pieter Maarten Feenstra       July 11, 2003          5,000             $87.36
Mary C. Henry                 July 11, 2003          6,000             $87.36
Francis J. Ingrassia          July 11, 2003         10,000             $87.36
Guapulo Holdings Ltd          July 11, 2003          4,762             $87.36
Robert J. Katz                July 11, 2003         15,000             $87.36
David G. Lambert              July 11, 2003          2,500             $87.36
Mijen Family Partnership      July 11, 2003          5,000             $87.36
Robert Litterman              July 11, 2003         20,000             $87.36
Jonathan M. Lopatin           July 11, 2003          4,700             $87.36
Peter G.C. Mallinson          July 11, 2003         30,000             $87.36
Chambolle Limited             July 11, 2003          2,205             $87.36
Joseph Sassoon                July 11, 2003          7,000             $87.36
Howard A. Silverstein         July 11, 2003          4,000             $87.36
Daniel W. Stanton             July 11, 2003         10,000             $87.36
Melalula Limited              July 11, 2003          4,629             $87.36
Mark R. Tercek                July 11, 2003          3,000             $87.36

   COVERED PERSON              TRADE DATE      NUMBER OF SHARES    PRICE PER SHARE
----------------------------------------------------------------------------------
Barry S. Volpert              July 11, 2003         20,000             $87.36
Yasuyo Yamazaki               July 11, 2003          3,000             $87.36
Mark A. Zurack                July 11, 2003          5,000             $87.36

Other Sales
Jeffrey D. Adams              July 1, 2003           1,600             $83.82
Jordan M. Bender              July 1, 2003           1,000             $83.82
Alastair M. Borthwick         July 1, 2003           1,295             $83.82
Benjamin S. Bram              July 1, 2003           1,500             $83.82
Robert J. Christie            July 1, 2003           1,000             $83.82
James B. Clark                July 1, 2003           1,587             $83.82
Marc I. Cohen                 July 1, 2003           3,856             $83.82
Diego De Giorgi               July 1, 2003             370             $83.82
Edward K. Eisler              July 1, 2003          10,011             $83.82
George C. Estey               July 1, 2003           2,500             $83.82
Ian J. Evans                  July 1, 2003           1,182             $83.82
Steven M. Feldman             July 1, 2003           1,000             $83.82
Robert R. Gheewalla           July 1, 2003           1,000             $83.82
Robert D. Henderson           July 1, 2003          13,175             $83.82
Robert D. Hormats             July 1, 2003           2,254             $83.82
James A. Hudis                July 1, 2003           1,000             $83.82
Remco O. Lenterman            July 1, 2003           1,000             $83.82
Richard C. Lightburn          July 1, 2003             600             $83.82
Ryan D. Limaye                July 1, 2003           1,091             $83.82
Matthew B. McLennan           July 1, 2003             804             $83.82
Andrew L. Metcalfe            July 1, 2003           2,000             $83.82
Ian Mukherjee                 July 1, 2003           2,500             $83.82
Michiya Nagai                 July 1, 2003           5,000             $83.82
Theodore E. Niedermayer       July 1, 2003           1,585             $83.82
Kevin A. Quinn                July 1, 2003             476             $83.82
William M. Quinn              July 1, 2003             342             $83.82
Jonathan C. Raleigh           July 1, 2003           4,837             $83.82
David J. Rosenblum            July 1, 2003           2,435             $83.82
Ivan Ross                     July 1, 2003           1,000             $83.82
J. Michael Sanders            July 1, 2003           1,500             $83.82
Paul S. Schapira              July 1, 2003             418             $83.82
John E. Smollen               July 1, 2003           1,680             $83.82
Steven H. Strongin            July 1, 2003           4,000             $83.82
Peter K. Tomozawa             July 1, 2003           1,235             $83.82
Donald J. Truesdale           July 1, 2003           5,890             $83.82
Scott B. Ullem                July 1, 2003             740             $83.82
Corrado P. Varoli             July 1, 2003           4,000             $83.82
Richard T. Wertz              July 1, 2003             500             $83.82
William H. Wolf Jr.           July 1, 2003             250             $83.82
Paolo Zannoni                 July 1, 2003           1,500             $83.82
Paolo Zannoni                 July 1, 2003           1,500             $83.82
James P. Ziperski             July 1, 2003           4,000             $83.82
Peter C. Aberg                July 2, 2003           2,454             $85.33
Jason R. Anderson             July 2, 2003           1,000             $85.33
John G. Andrews               July 2, 2003             500             $85.33
Jordan M. Bender              July 2, 2003           1,000             $85.33
Charles W.A. Bott             July 2, 2003           3,000             $85.33
Timothy B. Bunting            July 2, 2003           5,000             $85.33

    COVERED PERSON            TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
------------------------    -------------    ----------------    ---------------
Robert J. Christie           July 2, 2003          3,000              $85.33
Marcus R. Colwell            July 2, 2003          1,748              $85.33
Matthew S. Darnall           July 2, 2003          1,500              $85.33
Daniel L. Dees               July 2, 2003            500              $85.33
Stephen D. Dias              July 2, 2003             67              $85.33
Michele I. Docharty          July 2, 2003          1,008              $85.33
Karlo J. Duvnjak             July 2, 2003          5,000              $85.33
Earl S. Enzer                July 2, 2003            500              $85.33
Bruce J. Evans               July 2, 2003            632              $85.33
Jacob Y. Friedman            July 2, 2003            600              $85.33
Robert R. Gheewalla          July 2, 2003          1,500              $85.33
H. John Gilbertson Jr.       July 2, 2003          4,528              $85.33
Michael J. Graziano          July 2, 2003          2,062              $85.33
Douglas C. Grip              July 2, 2003          5,000              $85.33
Douglas A. Guzman            July 2, 2003          2,354              $85.33
James A. Hudis               July 2, 2003          1,000              $85.33
David K. Kaugher             July 2, 2003            250              $85.33
Timothy M. Kingston          July 2, 2003          2,509              $85.33
Eiichiro Kuwana              July 2, 2003          4,000              $85.33
Eric S. Lane                 July 2, 2003            420              $85.33
Remco O. Lenterman           July 2, 2003            400              $85.33
Ronald S. Levin              July 2, 2003          2,023              $85.33
Roger A. Liddell             July 2, 2003          1,500              $85.33
Bonnie S. Litt               July 2, 2003            365              $85.33
Jacques M. Longerstaey       July 2, 2003          1,000              $85.33
Antigone Loudiadis           July 2, 2003         13,134              $85.33
John A. Mahoney              July 2, 2003          9,312              $85.33
Kathy M. Matsui              July 2, 2003          1,500              $85.33
Theresa E. McCabe            July 2, 2003         12,853              $85.33
Andrew L. Metcalfe           July 2, 2003          3,115              $85.33
James E. Milligan            July 2, 2003          2,284              $85.33
Gavin G. O'Connor            July 2, 2003            586              $85.33
Paul A. Phillips             July 2, 2003          1,000              $85.33
Jean Raby                    July 2, 2003          1,000              $85.33
John J. Rafter               July 2, 2003          3,821              $85.33
John J. Rafter               July 2, 2003          8,967              $85.33
Kirk L. Rimer                July 2, 2003          1,011              $85.33
Eileen P. Rominger           July 2, 2003          5,000              $85.33
Ivan Ross                    July 2, 2003          1,500              $85.33
Pablo J. Salame              July 2, 2003         13,386              $85.33
Roy J. Salameh               July 2, 2003            425              $85.33
Paul S. Schapira             July 2, 2003            219              $85.33
David J. Scudellari          July 2, 2003          7,513              $85.33
Linda J. Slotnick            July 2, 2003          1,653              $85.33
Steven H. Strongin           July 2, 2003            500              $85.33
Andrew J. Stuart             July 2, 2003          3,000              $85.33
Nobumichi Sugiyama           July 2, 2003          1,700              $85.33
Barry S. Turkanis            July 2, 2003         13,000              $85.33
Scott B. Ullem               July 2, 2003          1,000              $85.33
Corrado P. Varoli            July 2, 2003          1,136              $85.33
David R. Walton              July 2, 2003          2,484              $85.33
Scott R. Weinstein           July 2, 2003            600              $85.33
Martin M. Werner             July 2, 2003          2,953              $85.33

    COVERED PERSON            TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
------------------------    -------------    ----------------    ---------------
David D. Wildermuth          July 2, 2003            200              $85.33
Keith R. Wills               July 2, 2003            500              $85.33
Jon A. Woodruff              July 2, 2003          2,500              $85.33
Paolo Zannoni                July 2, 2003          1,000              $85.33
Paolo Zannoni                July 2, 2003          2,000              $85.33
James P. Ziperski            July 2, 2003          2,000              $85.33
Raanan A. Agus               July 3, 2003          1,000              $84.73
Andrew T. Bednar             July 3, 2003          2,000              $84.73
Charles W.A. Bott            July 3, 2003          2,043              $84.73
Mark Carroll                 July 3, 2003          4,687              $84.73
Robert J. Christie           July 3, 2003          2,000              $84.73
Eduardo A. Cruz              July 3, 2003          1,000              $84.73
Daniel L. Dees               July 3, 2003            500              $84.73
George C. Estey              July 3, 2003            590              $84.73
Oliver L. Frankel            July 3, 2003          3,000              $84.73
Matthias K. Frisch           July 3, 2003            500              $84.73
Celeste A. Guth              July 3, 2003          2,000              $84.73
James A. Hudis               July 3, 2003          1,000              $84.73
William L. Jacob III         July 3, 2003          4,000              $84.73
Thomas J. Kenny              July 3, 2003            921              $84.73
Bruce M. Larson              July 3, 2003          1,000              $84.73
Mark E. Leydecker            July 3, 2003          5,440              $84.73
Roger A. Liddell             July 3, 2003          1,000              $84.73
Stephen J. McGuinness        July 3, 2003         17,299              $84.73
Andrew L. Metcalfe           July 3, 2003          1,627              $84.73
Edward S. Misrahi            July 3, 2003          2,333              $84.73
Suok J. Noh                  July 3, 2003          2,000              $84.73
Ellen R. Porges              July 3, 2003          1,200              $84.73
Anthony J. Principato        July 3, 2003          1,200              $84.73
David M. Ryan                July 3, 2003          1,298              $84.73
Roy J. Salameh               July 3, 2003            400              $84.73
J. Michael Sanders           July 3, 2003          2,000              $84.73
Guy C. Slimmon               July 3, 2003          4,647              $84.73
Steven H. Strongin           July 3, 2003            649              $84.73
Peter K. Tomozawa            July 3, 2003          1,200              $84.73
Eiji Ueda                    July 3, 2003          5,747              $84.73
Corrado P. Varoli            July 3, 2003          1,000              $84.73
John J. Vaske                July 3, 2003          2,000              $84.73
Jon A. Woodruff              July 3, 2003          1,500              $84.73
W. Thomas York Jr.           July 3, 2003          3,946              $84.73
David M. Baum                July 7, 2003         23,747              $88.05
Jordan M. Bender             July 7, 2003            877              $87.47
Daniel L. Dees               July 7, 2003            500              $87.47
John O. Downing              July 7, 2003         10,000              $88.01
Katherine B. Enquist         July 7, 2003            200              $87.47
Earl S. Enzer                July 7, 2003            200              $87.47
Jeffrey F. Fastov            July 7, 2003            500              $87.47
Robert R. Gheewalla          July 7, 2003          1,000              $87.47
Jacob D. Goldfield           July 7, 2003         10,000              $88.05
Robert S. Harrison           July 7, 2003         25,000              $87.58
Remco O. Lenterman           July 7, 2003            456              $87.47
John A. Mahoney              July 7, 2003          9,312              $87.47
Charles G.R. Manby           July 7, 2003          4,000              $87.47

    COVERED PERSON            TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
------------------------    -------------    ----------------    ---------------
Robert A. McTamaney          July 7, 2003          5,858              $87.47
Ian Mukherjee                July 7, 2003          1,500              $87.47
Simon Y. Park                July 7, 2003            601              $87.47
Richard J. Rosenstein        July 7, 2003          1,500              $87.47
J. Michael Sanders           July 7, 2003          3,500              $87.47
Paul S. Schapira             July 7, 2003            200              $87.47
Daniel M. Shefter            July 7, 2003            300              $87.47
Masaru Shibata               July 7, 2003          3,599              $87.47
John S. Barakat              July 8, 2003          5,500              $87.82
Stacy Bash-Polley            July 8, 2003            300              $87.82
Andrew M. Bevan              July 8, 2003          2,717              $87.82
Charles W.A. Bott            July 8, 2003          3,000              $87.82
Mairtin Brady                July 8, 2003          2,058              $87.82
Julian J. Brown              July 8, 2003          2,006              $87.82
Nicholas F. Burgin           July 8, 2003          3,458              $87.82
Lawrence V. Calcano          July 8, 2003         20,000              $87.82
John D. Campbell             July 8, 2003          1,000              $87.82
Gerald J. Cardinale          July 8, 2003          2,307              $87.82
W. Reed Chisholm II          July 8, 2003          1,520              $87.82
Robert J. Christie           July 8, 2003          2,000              $87.82
Geoffrey G. Clark            July 8, 2003          4,943              $87.82
Thomas G. Connolly           July 8, 2003          5,000              $87.82
Philip A. Cooper             July 8, 2003          6,000              $87.82
Kenneth W. Coquillette       July 8, 2003          2,449              $87.82
Diego De Giorgi              July 8, 2003            630              $87.82
Andrew C. Devenport          July 8, 2003            500              $87.82
Karlo J. Duvnjak             July 8, 2003          2,643              $87.82
John E. Eisenberg            July 8, 2003            400              $87.82
Earl S. Enzer                July 8, 2003            300              $87.82
Christian Erickson           July 8, 2003            400              $87.82
Fred Esiri                   July 8, 2003          2,428              $87.82
Bruce J. Evans               July 8, 2003            500              $87.82
Douglas L. Feagin            July 8, 2003          3,877              $87.82
Matthias K. Frisch           July 8, 2003            548              $87.82
Robert R. Gheewalla          July 8, 2003          1,000              $87.82
H. John Gilbertson Jr.       July 8, 2003          1,000              $87.82
David J. Greenwald           July 8, 2003          1,000              $87.82
Peter W. Grieve              July 8, 2003          3,038              $87.82
Peter Gross                  July 8, 2003          3,040              $87.82
Douglas A. Guzman            July 8, 2003          1,600              $87.82
Douglas C. Heidt             July 8, 2003          1,098              $87.82
Gregory T. Hoogkamp          July 8, 2003          1,000              $87.82
James A. Hudis               July 8, 2003          1,000              $87.82
Jason S. Kaplan              July 8, 2003          1,000              $87.82
Richard Katz                 July 8, 2003          5,943              $87.82
David K. Kaugher             July 8, 2003            250              $87.82
Rustom N. Khandalavala       July 8, 2003          1,500              $87.82
Michael K. Klingher          July 8, 2003          2,000              $87.82
Mark J. Kogan                July 8, 2003         17,301              $87.82
J. Christopher A. Kojima     July 8, 2003          1,679              $87.82
Eiichiro Kuwana              July 8, 2003          2,500              $87.82
Thomas K. Lane               July 8, 2003          3,000              $87.82
Bruce M. Larson              July 8, 2003          2,000              $87.82

    COVERED PERSON            TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
------------------------    -------------    ----------------    ---------------
Gregg R. Lemkau              July 8, 2003          2,500              $87.82
Brian T. Levine              July 8, 2003          1,267              $87.82
Stephen C. Lichtenauer       July 8, 2003          1,000              $87.82
Roger A. Liddell             July 8, 2003          1,500              $87.82
Richard J. Lieb              July 8, 2003          6,000              $87.82
Richard C. Lightburn         July 8, 2003            300              $87.82
Bonnie S. Litt               July 8, 2003            506              $87.82
Jacques M. Longerstaey       July 8, 2003          1,000              $87.82
Sean O. Mahoney              July 8, 2003              6              $87.82
Lynn M. McCormick            July 8, 2003            419              $87.82
Gerald C. McNamara Jr.       July 8, 2003          1,459              $87.82
David M. Meerschwam          July 8, 2003          3,200              $87.82
Michael A. Mendelson         July 8, 2003            686              $87.82
Edward S. Misrahi            July 8, 2003          2,500              $87.82
Hideya Niimi                 July 8, 2003          2,048              $87.82
Suok J. Noh                  July 8, 2003          2,240              $87.82
David J. Nolan               July 8, 2003          5,000              $87.82
Daniel B. O'Rourke           July 8, 2003          1,500              $87.82
Massimo Pappone              July 8, 2003          2,075              $87.82
David B. Philip              July 8, 2003          1,200              $87.82
Joseph Ravitch               July 8, 2003          3,000              $87.82
Thomas S. Riggs III          July 8, 2003            638              $87.82
Kirk L. Rimer                July 8, 2003          1,156              $87.82
Ivan Ross                    July 8, 2003          1,000              $87.82
Roy J. Salameh               July 8, 2003          1,000              $87.82
J. Michael Sanders           July 8, 2003          2,500              $87.82
Daniel M. Shefter            July 8, 2003            300              $87.82
Steven H. Strongin           July 8, 2003          1,758              $87.82
Nicolas F. Tiffou            July 8, 2003          1,113              $87.82
Daniel Truell                July 8, 2003          1,916              $87.82
Barry S. Turkanis            July 8, 2003          5,000              $87.82
Eiji Ueda                    July 8, 2003          5,000              $87.82
Scott B. Ullem               July 8, 2003            750              $87.82
Corrado P. Varoli            July 8, 2003          4,000              $87.82
John J. Vaske                July 8, 2003          2,500              $87.82
Steven A. Wallace            July 8, 2003            750              $87.82
David M. Weil                July 8, 2003          1,500              $87.82
Scott R. Weinstein           July 8, 2003            397              $87.82
Susan A. Willetts            July 8, 2003          5,000              $87.82
William H. Wolf Jr.          July 8, 2003            250              $87.82
W. Thomas York Jr.           July 8, 2003          2,000              $87.82
Paolo Zannoni                July 8, 2003          1,000              $87.82
Paolo Zannoni                July 8, 2003          5,000              $87.82
James P. Ziperski            July 8, 2003          3,000              $87.82
Philippe J. Altuzarra        July 9, 2003          9,536              $88.13
Susan M. Benz                July 9, 2003          4,000              $88.13
Anthony D. Bernbaum          July 9, 2003          1,703              $88.13
Lik Shuen David Chan         July 9, 2003          3,000              $88.13
Robert J. Christie           July 9, 2003          2,000              $88.13
Frank T. Connor              July 9, 2003          4,274              $88.13
Daniel L. Dees               July 9, 2003            173              $88.13
Andrew C. Devenport          July 9, 2003            500              $88.13
Joseph P. DiSabato           July 9, 2003            672              $88.13

    COVERED PERSON            TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
------------------------    -------------    ----------------    ---------------
Herbert E. Ehlers            July 9, 2003          5,647              $88.13
George C. Estey              July 9, 2003          2,300              $88.13
Elizabeth C. Fascitelli      July 9, 2003          8,379              $88.13
Steven M. Feldman            July 9, 2003          2,500              $88.13
George B. Foussianes         July 9, 2003          3,083              $88.13
Robert R. Gheewalla          July 9, 2003          1,000              $88.13
Lorenzo Grabau               July 9, 2003          7,152              $88.13
Peter Gross                  July 9, 2003          3,044              $88.13
Kenneth W. Hitchner          July 9, 2003          5,166              $88.13
James A. Hudis               July 9, 2003          1,000              $88.13
Remco O. Lenterman           July 9, 2003          1,017              $88.13
Thomas B. Lewis Jr.          July 9, 2003          1,000              $88.13
Richard J. Lieb              July 9, 2003          2,684              $88.13
David McD. A. Livingstone    July 9, 2003          5,743              $88.13
David McD. A. Livingstone    July 9, 2003          2,127              $88.13
Kathy M. Matsui              July 9, 2003          1,500              $88.13
Gerald C. McNamara Jr.       July 9, 2003            500              $88.13
Ian Mukherjee                July 9, 2003          1,500              $88.13
Michiya Nagai                July 9, 2003          4,396              $88.13
Markus J. Noe-Nordberg       July 9, 2003            257              $88.13
Markus J. Noe-Nordberg       July 9, 2003             54              $88.13
Jeffrey A. Resnick           July 9, 2003            432              $88.13
Pamela P. Root               July 9, 2003            600              $88.13
Roy J. Salameh               July 9, 2003          1,000              $88.13
Atsuko Sato                  July 9, 2003          1,520              $88.13
Daniel M. Shefter            July 9, 2003            350              $88.13
Trevor A. Smith              July 9, 2003            500              $88.13
Steven H. Strongin           July 9, 2003            898              $88.13
Andrew J. Stuart             July 9, 2003          5,000              $88.13
Howard B. Surloff            July 9, 2003            150              $88.13
Kunio Tahara                 July 9, 2003          1,308              $88.13
Greg W. Tebbe                July 9, 2003          2,000              $88.13
Scott B. Ullem               July 9, 2003            750              $88.13
Corrado P. Varoli            July 9, 2003          3,000              $88.13
David R. Walton              July 9, 2003          1,200              $88.13
David M. Weil                July 9, 2003          1,000              $88.13
Susan A. Willetts            July 9, 2003          5,000              $88.13
William H. Wolf Jr.          July 9, 2003            250              $88.13
Tetsufumi Yamakawa           July 9, 2003          4,245              $88.13
James P. Ziperski            July 9, 2003          2,000              $88.13
Anthony J. Leitner           July 9, 2003          3,500              $88.13
Raanan A. Agus              July 10, 2003          2,679              $86.89
Andrew T. Bednar            July 10, 2003            450              $86.89
Susan M. Benz               July 10, 2003            569              $86.89
Abraham Bleiberg            July 10, 2003             40              $86.89
Timothy J. Bridges          July 10, 2003            200              $86.89
Gerald J. Cardinale         July 10, 2003          1,000              $86.89
Robert J. Christie          July 10, 2003          3,289              $86.89
Eduardo A. Cruz             July 10, 2003          1,319              $86.89
Katherine B. Enquist        July 10, 2003            122              $86.89
Oliver L. Frankel           July 10, 2003          2,000              $86.89
Robert R. Gheewalla         July 10, 2003            596              $86.89
Robert G. Hottensen Jr.     July 10, 2003            500              $86.89

    COVERED PERSON            TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
------------------------    -------------    ----------------    ---------------
Susan J. Hunt               July 10, 2003          2,353              $86.89
Rustom N. Khandalavala      July 10, 2003          1,500              $86.89
Bruce M. Larson             July 10, 2003          3,000              $86.89
John W. McMahon             July 10, 2003         13,212              $86.89
Gerald C. McNamara Jr.      July 10, 2003          1,100              $86.89
Eileen P. Rominger          July 10, 2003          2,214              $86.89
Roy J. Salameh              July 10, 2003          1,073              $86.89
P. Sheridan Schechner       July 10, 2003          1,832              $86.89
Daniel M. Shefter           July 10, 2003            300              $86.89
Ravi Sinha                  July 10, 2003          3,600              $86.89
Judah C. Sommer             July 10, 2003          2,750              $86.89
Scott B. Ullem              July 10, 2003            750              $86.89
John J. Vaske               July 10, 2003          1,500              $86.89
David M. Weil               July 10, 2003          1,460              $86.89
Jaime E. Yordan             July 10, 2003          5,000              $86.89
James P. Ziperski           July 10, 2003          1,500              $86.89
James P. Ziperski           July 10, 2003          1,324              $86.89
Randall A. Blumenthal       July 11, 2003            500              $87.36
Earl S. Enzer               July 11, 2003            250              $87.36
Douglas C. Grip             July 11, 2003          8,229              $87.36
Philip Holzer               July 11, 2003          1,447              $87.36
James A. Hudis              July 11, 2003          1,000              $87.36
David K. Kaugher            July 11, 2003            260              $87.36
Richard O. Leggett          July 11, 2003          1,000              $87.36
Robert S. Mancini           July 11, 2003            474              $87.36
John J. McCabe              July 11, 2003            516              $87.36
Gregory G. Randolph         July 11, 2003            300              $87.36
Philip A. Raper             July 11, 2003            750              $87.36
Daniel M. Shefter           July 11, 2003            200              $87.36
Stephen M. Thurer           July 11, 2003            805              $87.36
Frederick G. Van Zijl       July 11, 2003          1,167              $87.36
Theodore T. Wang            July 11, 2003            540              $87.36
William H. Wolf Jr.         July 11, 2003            250              $87.36

         *Sold through a corporation wholly owned by the Covered Person.

Lee G. Vance made the following sales of Covered Shares through a charitable remainder trust of which he and his spouse are the trustees. The sales were made for cash on the New York Stock Exchange and the shares sold represented all Covered Shares held by the trust.

 TRADE DATE          NUMBER OF SHARES               PRICE PER SHARE
------------         ----------------               ---------------
July 1, 2003              20,000                         $85.46
July 2, 2003              15,000                         $86.01

On July 8, 2003, an Individual Covered Person transferred 177,128 Covered Shares that were not subject to any transfer restrictions pursuant to a pre-existing contractual arrangement or judicial decree.

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

                        ACQUISITION OR                           NUMBER OF
 COVERED PERSON          DISPOSITION         TRANSACTION DATE     SHARES        PRICE PER SHARE
-----------------       --------------       ----------------    ---------      ---------------
Edward Hazel             Disposition           July 1, 2003         40              $85.85
Lisette Lieberman        Acquisition           July 11, 2003         6              $87.32

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                                                             NUMBER     NUMBER OF
                                DATE OF      NUMBER OF    STRIKE   SALES    OF SHARES    SHARES
   COVERED PERSON              EXERCISE       OPTIONS     PRICE    PRICE      SOLD      RETAINED
---------------------       -------------    ---------    ------   -----    ---------   ---------
Paula A. Dominick            July 1, 2003      5,000      $53.00   83.38      5,000           0
Joseph P. DiSabato           July 1, 2003      5,441      $53.00   83.38      5,441           0
Allen Sangines-Krause        July 1, 2003     17,536      $53.00   83.38     17,536           0
Allen Sangines-Krause        July 1, 2003      3,558      $53.00   83.38      3,558           0
Douglas F. Londal            July 1, 2003      5,000      $53.00   83.38      5,000           0
Nobumichi Hattori            July 1, 2003      3,800      $53.00   83.38      3,800           0
Philip Holzer*               July 1, 2003      1,212      $53.00     N/A          0       1,212
William A. Badia             July 2, 2003      2,000      $53.00   85.23      2,000           0
Matthias K. Frisch           July 2, 2003      1,965      $53.00   85.23      1,965           0
Joseph P. DiSabato           July 2, 2003      5,000      $53.00   85.23      5,000           0
Douglas F. Londal            July 2, 2003     10,000      $53.00   85.23     10,000           0
Lawrence S. Keusch           July 3, 2003      7,500      $53.00   84.56      7,500           0
Joseph P. DiSabato           July 3, 2003      3,353      $53.00   84.56      3,353           0
Shigeki Kiritani             July 3, 2003     16,712      $53.00   84.56     16,712           0
Sean O. Mahoney              July 3, 2003     68,900      $53.00   84.56     68,900           0
Michiya Nagai                July 3, 2003     18,000      $53.00   84.56     13,849       4,151
Matthias K. Frisch           July 7, 2003      2,000      $53.00   86.65      2,000           0
Mark J. Carney               July 7, 2003      2,610      $53.00   86.65      2,610           0
Richard E. Lyon III          July 7, 2003      9,429      $53.00   86.65      7,193       2,236
Joseph P. DiSabato           July 8, 2003      2,500      $53.00   87.63      2,500           0
Douglas F. Londal            July 8, 2003      5,000      $53.00   87.63      5,000           0
James B. Clark*              July 8, 2003      7,508      $53.00     N/A          0       7,508
Philip Holzer*               July 8, 2003      3,346      $53.00     N/A          0       3,346
Jonathan A. Beinner*         July 8, 2003     10,000      $53.00     N/A          0      10,000
Steven H. Strongin           July 8, 2003      5,000      $53.00   87.63      3,843       1,157
Douglas F. Londal            July 9, 2003      7,500      $53.00   87.97      7,500           0
Christopher G. Hogg          July 9, 2003      2,250      $53.00   87.97      2,250           0
Philip Holzer                July 9, 2003      4,000      $53.00   87.97        775       3,225
Archie W. Parnell           July 10, 2003        613      $53.00   86.57        613           0
Mark M. Carhart             July 10, 2003      5,000      $53.00   86.57      5,000           0
Steven H. Strongin          July 10, 2003      3,408      $53.00   86.57      2,660         748
Daniel Schmitz              July 10, 2003     13,867      $53.00   86.57      7,240       6,627
Matthias K. Frisch          July 11, 2003      1,000      $53.00   86.93      1,000           0
Mark M. Carhart             July 11, 2003      4,000      $53.00   86.93      4,000           0
*This was a cash-for-stock exercise, not a cashless exercise.

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 17, 2003

                                         By:   /s/ James B. McHugh
                                               -----------------------------
                                         Name: James B. McHugh
                                         Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                  Description
-------      -------------------------------------------------------------------
  A.         Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File
             No. 005-56295) (the "Initial Schedule 13D")).

  B.         Form of Agreement Relating to Noncompetition and Other Covenants
             (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman
             Sachs Group, Inc.).

  C. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form
             S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

  D.         Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
             Exhibit E), dated July 10, 2000 (incorporated by reference to
             Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed
             July 11, 2000 (File No. 005-56295)).

  E.         Registration Rights Instrument, dated as of December 10, 1999
             (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

  F.         Supplemental Registration Rights Instrument, dated as of December
             10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
             005-56295)).

  G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
             (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial
             Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

  I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule
             13D, filed June 30, 2000 (File No. 005-56295)).

  J.         Form of Counterpart to Shareholders' Agreement for non-U.S.
             corporations (incorporated by reference to Exhibit L to Amendment
             No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
             005-56295)).

  K.         Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
             (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  L.         Form of Guarantee and Pledge Agreement for non-U.S. corporations
             (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

Exhibit                                  Description
-------      -------------------------------------------------------------------
  M.         Form of Pledge Agreement for shareholders of non-U.S. corporations
             (incorporated by reference to Exhibit O to Amendment No. 3 to the
             Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

  N.         Form of Pledge Agreement for shareholders of non-U.S. corporations
             (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000
             (File No. 005-56295)).

  O.         Form of Counterpart to Shareholders' Agreement for Transferee
             Covered Persons (incorporated by reference to Exhibit Q to
             Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000
             (File No. 005-56295)).

  P.         Supplemental Registration Rights Instrument, dated as of June 19,
             2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
             005-56295)).

  Q.         Power of Attorney (incorporated by reference to Exhibit X to
             Amendment No. 14 to the Initial Schedule 13D, filed March 29, 2001
             (File No. 005-56295)).

  R.         Form of Amended and Restated Member Agreement, dated as of
             September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule
             13D, filed November 3, 2000 (File No. 005-56295)).

  S.         Form of Pledge Agreement, dated as of October 31, 2000, between GS
             Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial Schedule 13D, filed
             November 3, 2000 (File No. 005-56295)).

  T.         Supplemental Registration Rights Instrument, dated as of December
             21, 2000 (incorporated by reference to Exhibit AA to Amendment No.
             12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
             005-56295)).

  U.         Form of Member Agreement, dated as of January 26, 2001, between GS
             Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
             March 28, 2001 (File No. 005-56295)).

  V.         Form of Pledge Agreement, dated as of March 19, 2001, between GS
             Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed
             March 28, 2001 (File No. 005-56295)).

  W. Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule
             13D, filed October 30, 2001 (File No. 005-56295)).

  X. Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial
             Schedule 13D, filed October 30, 2001 (File No. 005-56295)).

  Y.         Form of Guarantee and Pledge Agreement for non-U.S. trusts holding
             Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment No. 20 to the Initial Schedule
             13D, filed December 21, 2001 (File No. 005-56295)).

Exhibit                                  Description
-------      -------------------------------------------------------------------
  Z.         Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial Schedule
             13D, filed December 21, 2001 (File No. 005-56295)).

  AA.        Supplemental Registration Rights Instrument, dated as of December
             21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

  BB. Form of Power of Attorney executed by Covered Persons participating in the Channel A Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the Initial Schedule 13D, filed
             June 20, 2002 (File No. 005-56295)).

  CC.        Form of Member Agreement, dated as of May 16, 2002, between GS Inc.
             and each Walter Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed
             July 5, 2002 (File No. 005-56295)).

  DD.        Form of Pledge Agreement, dated as of June 26, 2002, between GS
             Inc. and each Walter Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule
             13D, filed July 5, 2002 (File No. 005-56295)).

  EE.        Supplemental Registration Rights Instrument, dated as of December
             20, 2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

  FF.        Form of Written Consent Relating to Sale and Purchase of Common
             Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No.
             005-56295)).